UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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UNIVERSAL TECHNICAL INSTITUTE, INC.
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UNIVERSAL TECHNICAL INSTITUTE, INC.
16220 North Scottsdale Road
Suite 100
Scottsdale, Arizona 85254
(623) 445-9500
Dear Fellow Stockholder:
You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), to be held at 8:00 a.m. local time on Wednesday, February 19, 2014, at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
We have attached a notice of meeting and a proxy statement that contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of UTI. We look forward to seeing you at the Annual Meeting.

Sincerely, /s/ Kimberly J. McWaters Kimberly J. McWaters Chairman of the Board of Directors and Chief Executive Officer
January 6, 2014

UNIVERSAL TECHNICAL INSTITUTE, INC.
16220 North Scottsdale Road
Suite 100
Scottsdale, Arizona 85254
(623) 445-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
To the holders of common stock of Universal Technical Institute, Inc.:
The 2014 Annual Meeting of Stockholders of Universal Technical Institute, Inc. (the “Company”) will be held at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254 on Wednesday, February 19, 2014 at 8:00 a.m. local time for the following purposes:
1. To elect three directors to the Board of Directors to serve for a term of three years or until their respective successors are elected and qualified.
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year-ended September 30, 2014.
3. To approve, on an advisory basis, the compensation of the Company’s named executive officers.
4. To consider and act upon such other business as may properly come before the meeting.
Only stockholders of record at the close of business on December 27, 2013 are entitled to receive notice of and to vote at the meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at (623) 445-9500.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on February 19, 2014. The Proxy Statement and UTI’s Annual Report on Form 10-K for fiscal year 2013 are available electronically at http://www.envisionreports.com/uti .
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE PROXY AS PROMPTLY AS POSSIBLE. YOUR PROXY IS BEING SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS.

By Order of the Board of Directors, /s/ Chad A. Freed Chad A. Freed Senior Vice President, General Counsel and Secretary
Scottsdale, Arizona
January 6, 2014

UNIVERSAL TECHNICAL INSTITUTE, INC.
16220 North Scottsdale Road
Suite 100
Scottsdale, Arizona 85254
(623) 445-9500

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
February 19, 2014
General Information
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), of proxies for use in voting at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. local time on February 19, 2014 at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, and any adjournment or postponement thereof. On or about January 9, 2014, proxy materials for the Annual Meeting, including this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 (the “2013 Annual Report” or the “2013 Form 10-K”), are being made available to stockholders entitled to vote at the annual meeting. The date of this Proxy Statement is January 6, 2014.
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this Proxy Statement and the 2013 Annual Report, at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If a stockholder would like to receive a paper or e-mail copy of our proxy materials either for this Annual Meeting or for all future meetings, such stockholder should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to our stockholders.
We will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of common stock, and normal handling charges may be paid for such forwarding service. We may solicit proxies by mail or by personal interview, telephone and other electronic communication by our officers and other management employees, who will receive no additional compensation for their services.
Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving written notice of such revocation to our Secretary at our executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, or by attending the Annual Meeting and voting in person.
At the close of business on December 27, 2013, there were 26,040,441 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Only common stockholders of record on December 27, 2013 will be entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter voted upon. Votes may not be cumulated.
Voting Information
The presence, in person or by a proxy relating to any matter to be acted upon at the Annual Meeting, of the holders of a majority of the outstanding shares of common stock will constitute a quorum for purposes of the

Annual Meeting. For purposes of the quorum requirement and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain are considered stockholders who are present and entitled to vote and they count toward the quorum.
Voting without attending the Annual Meeting can be done in the following ways:

•
Internet. A proxy can be submitted over the Internet to vote shares at the Annual Meeting by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form if a printed set of proxy materials were requested and received.

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Telephone. If a printed set of proxy materials were requested and received, a proxy can be submitted over the telephone to vote shares at the Annual Meeting by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials received. If only a Notice of Internet Availability was received, a proxy can be submitted over the telephone to vote shares by following the instructions at the Internet website address referred to in the Notice of Internet Availability.

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Mail. If a printed set of proxy materials were requested and received, a proxy can be submitted by mail to vote shares at the Annual Meeting by completing, signing and returning the proxy card or voting instruction form enclosed with the proxy materials received.

Submissions of proxy via telephone or internet must be received by 11:59 p.m. Eastern Time on February 18, 2014 in order for the shares to be voted at the Annual Meeting. However, a stockholder of record who received a printed copy of the proxy materials may instead mark, sign, date and return the proxy card so that it is received by the Company before the polls close at the Annual Meeting in order for shares to be voted at the Annual Meeting. Stockholders of shares held in street name must comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds the shares.
Brokers, banks or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owners, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2014. If a broker, bank or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.
Broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions, on the other hand, have the same effect as votes against the matter, although abstentions will have no effect on the election of directors because approval of a percentage of shares present or outstanding is not required for that proposal.
Election of Directors. Our Bylaws provide that in a non-contested election, each director nominee must be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election. A “majority of the votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee. Accordingly, abstentions will have no effect on the election of a director. Pursuant to our Corporate Governance Guidelines, the Board of Directors expects any director nominee who is an incumbent director and is not re-elected to promptly tender his or her resignation, and the Board of Directors, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation. Uninstructed shares are not entitled to vote on the election of directors.
Ratification of the Appointment of the Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2014. Uninstructed shares are entitled to vote on this matter. Abstentions will have the same effect as a vote against ratification of the appointment of our independent registered public accounting firm.
Advisory Vote to Approve our Named Executive Officer Compensation.  Advisory approval of the compensation of our Named Executive Officers requires the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against this proposal. Uninstructed shares are not entitled to vote on this matter. Because the vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
Any stockholder entitled to vote on any matter may vote part of such stockholder’s shares in favor of the proposal and refrain from voting the remaining shares or, except with respect to the election of Directors, may vote the remaining shares against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively or otherwise indicates how the number of shares to be voted affirmatively is to be determined, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.
If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy will remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted. As of the date of this Proxy Statement, the Board of Directors did not know of any matters other than those described in this Proxy Statement to be presented at the Annual Meeting.
Proxies properly executed and received by the Company prior to the Annual Meeting and not revoked will be voted as directed therein on all matters presented at the Annual Meeting. If you submit a proxy or voting instruction form by Internet, telephone or mail without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.
PROPOSAL 1
ELECTION OF DIRECTORS
Board of Directors Structure. Our Board of Directors currently has nine members, the majority of whom are independent directors. The Board of Directors is divided into three classes. Directors in each class serve three-year terms. At each annual meeting, the term of one class expires. Currently, Messrs. Blaszkiewicz and Conrad and Ms. McWaters serve as Class I Directors, Messrs. Penske and White and Ms. Srere serve as Class II Directors and Messrs. Cabito, Paige and Trammell serve as Class III Directors.
Nominees for Election at this Annual Meeting. The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated David A. Blaszkiewicz and Conrad A.

Conrad and Kimberly J. McWaters for re-election as Class I Directors, each to serve a three-year term ending in 2017, or until the Director’s successor is duly elected. It is intended that the votes represented by the proxies at the Annual Meeting will be cast for the election of Messrs. Blaszkiewicz and Conrad and Ms. McWaters as Directors.
The following table and text presents information as of the date of this Proxy Statement concerning the nominees for election as Directors, including in each case their current membership on committees of the Board of Directors, year first elected a Director and principal occupations or affiliations during the last five years, other directorships currently held or held during the past five years and the experiences, qualifications, attributes or skills that each nominee and Director brings to our Board of Directors. We believe that each of the director nominees possesses an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company.
Director Nominees

Name/Title	Age	Board Committees	Elected to UTI Board
David A. Blaszkiewicz	45	Compensation Committee	2011
Conrad A. Conrad	67	Audit Committee; Compensation Committee	2004
Kimberly J. McWaters	49	None	2005

David A. Blaszkiewicz
David A. Blaszkiewicz was appointed as a Director on our Board of Directors in December 2011. Mr. Blaszkiewicz has served as the President of Invest Detroit, a leading economic development organization, and its predecessor companies since 2001. Mr. Blaszkiewicz has also served as President and Chief Executive Officer of Downtown Detroit Partnership, Inc., a private/public partnership of corporate and civic leaders engaged in key community revitalization efforts, since February of 2011. In addition, Mr. Blaszkiewicz currently serves on the board of a number of non-profit organizations including the national New Markets Tax Credit Coalition and Detroit’s Downtown Development Authority. Mr. Blaszkiewicz also served as Director of Finance and Secretary/Treasurer of Detroit Renaissance, Inc., an organization of CEOs now known as Business Leaders for Michigan, from 1994 through 2001. Mr. Blaszkiewicz received a BS in Business from Wayne State University and received his MBA in 1998 from Michigan State University. Mr. Blaszkiewicz brings to the Board significant financial, commercial real estate and development expertise as well as municipal and private investment experience.

Conrad A. Conrad
Conrad A. Conrad has served as a Director on our Board of Directors since February 2004 and as our Lead Director since December 2013, also serving as the Chairman of the Audit Committee from 2004 to 2012 and as a member of the Compensation Committee since 2004. Mr. Conrad served as a director of Rural/Metro Corporation until June 30, 2011 and currently serves as a director of Fender Musical Instruments Corporation. Mr. Conrad was employed with The Dial Corporation from August 2000 to October 2005, where he served as Executive Vice President and Chief Financial Officer. Prior to this, Mr. Conrad worked for 25 years with Quaker State Corporation, a leading manufacturer of branded automotive and consumer products and services, where he held multiple positions, most recently Vice Chairman and Chief Financial Officer. Mr. Conrad received an AB in Accounting from The College of William & Mary. As a former chief financial officer for a public company, Mr. Conrad has experience in finance and accounting, particularly as it applies to public companies such as UTI. His prior positions with Quaker State gave him insight into the automotive products and services market. Mr. Conrad also served as the chairman of the board of Rural/Metro Corporation, which experience aids his service to the Board of Directors. Mr. Conrad qualifies as an audit committee financial expert under SEC guidelines.

Kimberly J. McWaters
Kimberly J. McWaters has served as our Chief Executive Officer since October 2003, as the Chairman of our Board of Directors since December 2013 and as a Director on our Board of Directors since 2005. Ms. McWaters served as our President from 2000 to March 2011 and previously served on our Board of Directors from 2002 to 2003. From 1984 to 2000, Ms. McWaters held several positions with UTI, including Vice President of Marketing and Vice President of Sales and Marketing. Ms. McWaters has also served as a director of Penske Automotive Group, Inc. since December 2004. Ms. McWaters received a BS in Business Administration from the University of Phoenix. As a long-time employee of UTI, Ms. McWaters brings to the Board of Directors an understanding of the organization and experience in the post-secondary technical education services industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE "FOR" EACH OF THESE NOMINEES

Continuing Directors. The terms of Messrs. Penske and White and Ms. Srere are scheduled to end in February 2015 and the terms of Messrs. Cabito, Paige and Trammell are scheduled to end in February 2016.
Roger S. Penske, age 76, has served as a Director on our Board of Directors since 2002. Mr. Penske has served as Chairman of the Board of Directors and Chief Executive Officer of Penske Automotive Group, Inc., a publicly-traded automotive retailer, since 1999. Mr. Penske has also been Chairman of the Board of Directors and Chief Executive Officer of Penske Corporation since 1969. Mr. Penske also serves as a director of Business Leaders for Michigan and vice chairman of Downtown Detroit Partnership. Mr. Penske has also served as a director of General Electric Company and Internet Brands, Inc., and as a trustee of the Detroit Medical Center during the last five years. Mr. Penske has executive management experience in the automotive industry and experience as a public company director. Mr. Penske brings to the Board of Directors high-level connections to various automotive companies and extensive experience in and understanding of the automotive retail industry.
John C. White, age 65, has served as a Director on our Board of Directors since 1997. Mr. White served as Chairman of our Board of Directors from October 1, 2005 until December 9, 2013. From October 1, 2003 to September 30, 2005, Mr. White served as our Chief Strategic Planning Officer and Vice Chairman. From April 2002 to September 30, 2003, Mr. White served as our Chief Strategic Planning Officer and Co-Chairman of our Board of Directors. From 1997 to March 2002, Mr. White served as our Chief Strategic Planning Officer and Chairman of our Board of Directors. Mr. White served as the President of Clinton Harley Corporation (which operated under the name Motorcycle Mechanics Institute and Marine Mechanics Institute) from 1977 until it was acquired by UTI in 1998. Prior to 1977, Mr. White was a marketing representative with International Business Machines Corporation. Mr. White was appointed by the Arizona Senate to serve as a member of the Joint Legislative Committee on Private Regionally Accredited Degree Granting Colleges and Universities and Private Nationally Accredited Degree Granting and Vocational Institutions in 1990. He was appointed by the Governor of Arizona to the Arizona State Board for Private Post-secondary Education, where he was a member and Complaint Committee Chairman from 1993-2001. Mr. White received a BS in Engineering from the University of Illinois. Mr. White has experience in the post-secondary technical education services industry and has experience involving accreditation issues. Mr. White has assisted with our strategic planning, both as a director and as an employee.
Linda J. Srere, age 58, has served as a Director on our Board of Directors since 2005. Ms. Srere is a marketing and advertising consultant. From January 2000 to November 2001, she served as President of Young & Rubicam Advertising, a worldwide advertising network. From September 1998 to January 2000, Ms. Srere served as Vice Chairman and Chief Client Officer of Young & Rubicam Inc. (“Y&R”). From January 1997 to September 1998, she served as President and CEO of Y&R’s New York office. Ms. Srere joined Y&R in September 1994 as Executive Vice President and Director of Business Development. Ms. Srere served as the Chairman of advertising agency Earle Palmer Brown New York from 1992 to 1994, and served as President of advertising agency Rosenfeld, Sirowitz, Humphrey & Strauss from 1990 to 1992. For eleven years, until July 2012, Ms. Srere was a director of Electronic Arts Inc. During her tenure she served on its compensation and its nominating and governance committees. Ms. Srere also served as a director of aQuantive, Inc., which was sold to Microsoft in 2007. She currently sits on the Investor and Executive Council of DCubed Group, a private market investment firm. Ms. Srere brings to the Board of Directors marketing, strategic and business leadership skills from her career in marketing and advertising.
Alan E. Cabito, age 65, has served as a Director on our Board of Directors since 2008. Mr. Cabito began his career with Toyota Motor Sales, U.S.A., Inc. in 1971. Over the course of his 36-year tenure at Toyota, Mr. Cabito served in a variety of functional areas including sales, marketing, research, pricing, distribution, logistics, production control and dealer market representation. Most recently, he was Group Vice President, Sales Administration, and an officer of Toyota Motor Sales. Mr. Cabito also served as the President of AirFlite, Toyota’s fixed-base operation located at the Long Beach, California airport. Mr. Cabito retired from Toyota Motor Sales in December 2007. Mr. Cabito also served as a director on the board of New United Motor Manufacturing, Inc. through September 2013. Mr. Cabito received an MBA in Finance from the University of Southern California. Along with his executive management experience, Mr. Cabito brings to the Board of Directors extensive experience in and knowledge of the automotive manufacturing industry.
Dr. Roderick R. Paige, age 80, was appointed as a Director on our Board of Directors in September 2010. Dr. Paige was a founder of the Chartwell Education Group, LLC, an education consulting firm, and served as its Chairman from 2005 to 2009. Dr. Paige has also served as Senior Advisor to Higher Ed Holdings, LLC since 2005. Dr. Paige served as the United States Secretary of Education from 2001 to 2005 and was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in 2005. Dr. Paige also served as a director of News Corporation during the last five years and was a member of its compensation committee. Dr. Paige also has significant experience in the education industry, including 10 years as the dean of a college of education, 4 years as trustee of a 200,000 student school district and approximately 7 years as the Superintendent of Schools of the Houston Independent School District. Dr. Paige received his doctorate and masters in health and physical education from Indiana University and his BS from Jackson State University. Dr. Paige brings to the Board of Directors governmental regulatory and leadership experience and contacts in the education industry.
Kenneth R. Trammell, age 53, was appointed as a Director on our Board of Directors in June 2011. Mr. Trammell has served as the Executive Vice President and Chief Financial Officer of Tenneco Inc. since January 2006, having served as the Senior Vice President and Chief Financial Officer from September 2003 to 2006, Vice President and Controller from 1999 through 2003 and Corporate Controller from 1997 through 1999. Prior to joining Tenneco in 1996, Mr. Trammell spent 12 years with the international public accounting firm of Arthur Andersen LLP. Mr. Trammell received a BBA in accounting from the University of Houston. Mr. Trammell has significant business experience in the original equipment and aftermarket automotive parts industry for more than 15 years. He also has considerable experience relating to financial reporting, accounting, internal controls, capital markets transactions, investor relations and operations finance, which he accumulated as a Controller and Chief Financial Officer of Tenneco and as an external auditor for Arthur Andersen. Mr. Trammell qualifies as an audit committee financial expert under SEC guidelines.
Corporate Governance and Related Matters
Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management; management runs the company’s day-to-day operations. Our Board of Directors currently consists of nine directors.
Board Leadership Structure. Our Corporate Governance Guidelines provide that our Board of Directors is free to choose the Chairman of the Board in any manner that is in the best interests of UTI. In making leadership structure determinations, our Board of Directors considers many factors, including the specific characteristics and circumstances existing at that time, whether the role of Chairman should be separate from that of the Chief Executive Officer and, if the roles are separate, whether the Chairman should be selected from the independent Directors or from management. The Board believes that no single board leadership model is universally or permanently appropriate and will periodically review its Chair selection and whether or not that selection should remain in effect.
At this time, our Chief Executive Officer (Ms. McWaters) also serves as the Chairman of the Board of Directors, and the Board also has an independent Lead Director (Mr. Conrad). The Board implemented the current structure in December 2013 in connection with Mr. White’s retirement from the Chairman position and believes this leadership structure is in the current best interests of UTI. The Board believes that combining the positions of Chairman and Chief Executive Officer provides an efficient and effective leadership model, including clarity of leadership, effective decision-making and a firm link between management and the Board. The Board also believes that the Chief Executive Officer’s extensive understanding of UTI’s business and operations and her years of experience with UTI and in the industry make her well-positioned to lead Board discussions of important matters affecting our business. In addition, as part of considering the successor to the Chairman, the Board determined that it would be appropriate to establish an independent Lead Director position. The Board believes that this will help facilitate a smooth leadership transition and the ongoing balance of the independent Director perspective. The Board believes that Mr. Conrad’s leadership experience and ten years of experience with our company make him well-qualified to serve in the Lead Director role.
In connection with the December 2013 leadership transition, the Board revised the Corporate Governance Guidelines to define the role and responsibilities of the Lead Director. Under the current Corporate Governance Guidelines, an independent Lead Director will be appointed when the Chairman position is not held by an independent Director. The role of the Lead Director is to assist the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of the Company. The Lead Director serves at the pleasure of the Board, and his appointment and responsibilities will be reviewed at least annually. The Lead Director’s responsibilities include: (i) organizing, setting the agenda for, leading and presiding over non-management/executive sessions of the Board; (ii) providing feedback to and engaging with the Chief Executive Officer on non-management/executive sessions; (iii) authority to call meetings of the independent Directors; (iv) facilitating communication among Directors, and between the Board and the senior management team, serving when needed as a liaison between the Chief Executive Officer and the Directors; (v) coordinating the activities of the independent Directors; (vi) working with the Chairman of the Board to set and approve the Board schedule and agenda; (vii) presiding over any meeting of the Board in the absence of the Chairman of the Board/CEO and any vice chairman appointed by the Board, unless otherwise determined by the Board; (viii) presiding over any meeting of the stockholders in the absence of the Chairman of the Board/CEO and any vice chairman appointed by the Board, unless otherwise determined by the Board; (ix) supporting the Board’s review of the Corporate Governance Guidelines; and (x) such other functions and responsibilities as set forth in the Corporate Governance Guidelines or as requested by the Board from time to time.
Our Corporate Governance Guidelines call for regular executive sessions of the non-management Directors (those not employed by us). The Board of Directors believes that these regular executive sessions outside of the presence and influence of management ensure that non-management Directors have sufficient opportunity to fully and candidly discuss ideas and issues regarding the Company, management’s performance and whether Board operations are satisfactory. As discussed above, the Lead Director will lead and preside over these non-management sessions, and will organize and establish the agenda for these sessions. If the Lead Director is absent or that position is vacant, the independent Directors will select from among them who will preside over any private sessions. Prior to the December 2013 changes, the role of presiding director at regular executive sessions of the non-management Directors rotated on an annual basis. During fiscal 2012, the chairperson of the Compensation Committee presided over executive sessions of the non-management Directors. During fiscal 2013, the chairperson of the Nominating and Corporate Governance Committee served in that role. There was one executive session of the non-management directors in fiscal 2014 prior to the appointment of the Lead Director, which was led by Mr. Cabito.
“Independent” Directors. Our Board of Directors has determined that Messrs. Blaszkiewicz, Cabito, Conrad, Paige, Penske and Trammell and Ms. Srere qualify as “independent” in accordance with the published listing requirements of the New York Stock Exchange (the “NYSE”). The Board of Directors also determined that former Director A. Richard Caputo, Jr. met the above standards for independence during the time he served as a Director. The NYSE’s independence definition includes a series of objective tests, such as that the Director is not an employee of the Company, has no material relationships with the Company and has not engaged in various types of business dealings with the Company. An explanation of the independence standard used by our Board of Directors, which standard incorporates the NYSE independence definition, is set forth in the Corporate Governance Guidelines adopted by the Board of Directors and discussed elsewhere in this Proxy Statement. The Board of Directors considers all relevant facts and circumstances in evaluating the independence of its members from management. Non-material business transactions conducted in the ordinary course of business are not determinative of the issue of independence. As required by the NYSE rules, the Board of Directors has made an affirmative determination as to each independent Director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and has affirmatively determined that each independent Director meets the independence standard used by the Board of Directors. In making these determinations, the Board of Directors reviewed and discussed information provided by the Directors and our management with regard to each Director’s business and personal activities as they may relate to us and our management, including Ms. McWaters service on the board of directors of another entity for which one of the Directors serves as chairman and chief executive officer. The Board of Directors also considered each Director’s other relationships that do not involve us or our management such as the employment of UTI graduates in the service departments of automotive dealerships owned by an entity of which one of our Directors is an affiliate and the service on the UTI Foundation board by the spouse of one of the independent Directors.
“Independence” for Audit Committee and Compensation Committee Members and Audit Committee Financial Expert. In addition, as required by the NYSE rules, the members of our Audit Committee each qualify as “independent” under special standards established by the SEC for members of audit committees, and the members of our Compensation Committee each qualify as “independent” under special standards established by the NYSE for members of compensation committees . Our Audit Committee also includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Mr. Conrad and Mr. Trammell have been determined to be audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Conrad’s and Mr. Trammell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Conrad or Mr. Trammell any duties, obligations or liabilities that are greater than those generally imposed on members of the Audit Committee and the Board of Directors, and the designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of our Audit Committee or the Board of Directors.
Board’s Role in Risk Oversight. The Board of Directors as a whole is responsible for risk management oversight of the Company and in ensuring that management develops sound business strategies. The involvement of the full Board of Directors in setting the Company’s business strategy and objectives is integral to the Board’s assessment of our risk and also a determination of what constitutes an appropriate level of risk and how best to manage any such risk. This involves receiving reports and/or presentations from applicable members of management and the committees of the Board. The full Board of Directors continually evaluates Company risks such as financial risk, legal/compliance risk, operational/strategic risk and fraud risk and addresses individual risk issues with management throughout the year as necessary.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its committees which are comprised of only independent Board members. In particular, the Audit Committee focuses on enterprise risks and related controls and procedures, including financial reporting, fraud, and regulatory risks. The Compensation Committee strives to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Company’s strategy and objectives. The Nominating and Corporate Governance Committee is responsible for overseeing the Company’s corporate governance and corporate governance principles.
Board Meetings
Our Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors has delegated various responsibilities and authority to different Board committees as described elsewhere in this Proxy Statement. Committees regularly report on their activities and actions to the full Board of Directors. In addition, the Corporate Governance Guidelines that have been adopted by the Board of Directors and which are discussed elsewhere in this Proxy Statement call for regular executive sessions of the non-management Directors.
In fiscal 2013, the Board of Directors held 6 meetings. Each Director attended at least 75% of the aggregate of the Board of Director meetings and meetings of committees on which such Director served during the Director’s tenure as a Director and committee member.
Board Committees and Charters
In accordance with the NYSE Corporate Governance Rules, we currently have three standing Board committees: Audit, Compensation and Nominating and Corporate Governance. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director in accordance with NYSE standards. Each of the Board committees has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at www.uti.edu under the “Investors - Corporate Governance” captions. We will provide copies of our Board committee charters upon request made by writing to us at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
The current committee membership is as follows:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David A. Blaszkiewicz		✓
Alan E. Cabito	✓		Chair
Conrad A. Conrad	✓	✓
Roderick R. Paige			✓
Roger S. Penske			✓
Linda J. Srere		Chair	✓
Kenneth R. Trammell	Chair

Audit Committee. Messrs. Cabito, Conrad and Trammell served as members of our Audit Committee during fiscal 2013. The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the independence requirements of the NYSE and the SEC. The Audit Committee has the responsibility for overseeing, among other things, our accounting and financial reporting processes, the reliability of our financial statements, the effective evaluation and management of our financial risks, our compliance with laws and regulations, and the effective and efficient audit of our financial statements by a qualified independent registered public accounting firm. The Audit Committee met 8 times during fiscal 2013. The Audit Committee is required by SEC rules to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report is set forth elsewhere in this Proxy Statement.

Compensation Committee. Messrs. Blaszkiewicz, Conrad and Caputo and Ms. Srere served as members of our Compensation Committee during fiscal 2013. The Board of Directors has determined that each of Messrs. Blaszkiewicz and Conrad and Ms. Srere satisfies the independence requirements of the NYSE. Additionally, the Board of Directors determined that former Director Caputo met the applicable NYSE standards for independence during the time he served as a Director. The primary responsibility of the Compensation Committee is to develop and oversee the implementation of the Company’s philosophy with respect to the compensation of our officers. In that regard, the Compensation Committee has the responsibility for, among other things, developing and maintaining a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders; recommending compensation and benefit plans to the Board of Directors for approval; reviewing and approving annual corporate and personal goals and objectives to serve as the basis for the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of the goals and, based on such evaluation, determining the Chief Executive Officer’s compensation; determining the annual total compensation for our Named Executive Officers; approving the grants of equity-based incentives as permitted under our equity-based compensation plans; reviewing and recommending to the Board of Directors compensation for our non-management Directors; and reviewing and recommending employment agreements, severance arrangements and change-in-control plans that provide for benefits upon a change-in-control, or other provisions for our executive officers and directors, to the Board of Directors. The Compensation Committee met 6 times during fiscal 2013.
Our Board of Directors has adopted a charter for the Compensation Committee that provides, among other things, that the Compensation Committee may, at its discretion, utilize consultants, counsel or other advisers to assist the Compensation Committee in fulfilling its duties. Pursuant to its written charter, the Compensation Committee has the sole authority to retain, obtain the advice of or terminate any such consultant, counsel or other adviser, including sole authority to approve the fees and other retention terms. The Compensation Committee retained Compensia, Inc. (“Compensia”) to assist as independent compensation consultants. For additional information on the role of compensation consultants, please see “Compensation Discussion and Analysis - Role of Compensation Consultants,” which is included elsewhere in this Proxy Statement. Other than as discussed in this Proxy Statement, Compensia did not provide any additional services to us during the 2013 fiscal year.
Nominating and Corporate Governance Committee. Messrs. Cabito, Paige and Penske and Ms. Srere served as members of our Nominating and Corporate Governance Committee during fiscal 2013. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE. The Nominating and Corporate Governance Committee has the responsibility for, among other things, identifying individuals qualified to serve as directors of UTI, recommending qualified individuals for election to the Board of Directors at the annual meeting of stockholders; recommending to the Board of Directors those Directors to serve on each of the Board committees, recommending a set of corporate governance guidelines to the Board of Directors, reviewing periodically our Corporate Governance Guidelines and recommending governance issues that should be considered by the Board of Directors, reviewing periodically the Board of Director’s committee structure and operations and the working relationship between each committee and the Board of Directors, and considering, discussing and recommending ways to improve the Board of Director’s effectiveness. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board of Directors regarding the size and the composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the same review criteria discussed below under “Director Qualifications and Review of Director Nominees.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must include the candidate’s name, accompanied by relevant biographical information, and must be submitted in accordance with our Bylaws to the attention of our Corporate Secretary at Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254. The Nominating and Corporate Governance Committee met 4 times during fiscal 2013.

Director Qualifications and Review of Director Nominees
The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The Committee reviews annually with the Board of Directors the composition of the Board of Directors as a whole and recommends, if necessary, measures to be taken so that the Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board of Directors as a whole and contains at least the minimum number of independent directors required by the NYSE and other applicable laws and regulations. The Committee is responsible for ensuring that the composition of the Board of Directors accurately reflects the needs of our business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills.
To fulfill its responsibility to recruit and recommend to the full Board of Directors nominees for election as Directors, the Committee reviews the composition of the Board of Directors to determine the qualifications and areas of expertise needed to further enhance the composition of the Board of Directors and works to attract candidates with those qualifications. In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the knowledge, experience and integrity of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board of Directors desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board of Directors and any core competencies or technical expertise necessary to staff committees of the Board of Directors. Directors should have a background and experience in areas important to the operations of the Company, such as business, education, marketing, finance, government or law, and should be individuals of high integrity and independence with substantial accomplishments. The Committee does not assign specific weights to any particular criteria. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. In connection with each director nomination recommendation, the Committee considers the issue of continuing director tenure and whether the Board of Directors will be exposed to new ideas and viewpoints, and will maintain willingness to critically examine the status quo.
In connection with director nominations, the Committee also considers the nominees’ roles in (i) assisting with our business strategy, (ii) overseeing our efforts in complying with the disclosure requirements of the SEC and the NYSE, (iii) assisting in improving our internal controls and disclosure controls and (iv) overseeing our corporate governance and leadership structure.
The Committee shall consider nominees recommended by stockholders for election to the Board, provided the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with the Company’s Bylaws. Pursuant to the Company’s Bylaws, a stockholder may nominate a person for election to the Board by making timely notice in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the Company at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. To be in proper written form, such stockholder’s notice to the Secretary shall set forth in writing (a) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected as well as (i) such person’s name, age, business address and residence address, (ii) his or her principal occupation or employment, (iii) the class and number of shares of the Company that are beneficially owned by such person, (iv) a statement as to whether such person, if elected, intends to tender, promptly following such person’s failure to receive the required vote for re-election at the next meeting which such person would face re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board, in accordance with the Company’s Corporate Governance Guidelines, and (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and (b) as to such stockholder (i) the name and address, as they appear on the Company’s books, of such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (ii) the class and number of shares of the Company which are beneficially owned by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and any material interest of such stockholder and owner and (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice to the Secretary by, or on behalf of, the stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder or any of its affiliates or associates with respect to shares of stock of the Company, and a representation that the stockholder will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting.
Board Attendance at Annual Stockholder Meetings
While all Directors are encouraged to attend our annual stockholder meetings, the Board of Directors does not have a formal policy with respect to such attendance. All Directors who, at the time, were serving as members of the Board of Directors attended last year’s annual meeting of stockholders.
Communication with the Board of Directors
Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the Directors as a group, the non-management Directors as a group or an individual Director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
Code of Conduct; Corporate Governance Guidelines
We have a Code of Conduct (including a Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers) (the “Code of Conduct”) that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code of Conduct is posted on our website at www.uti.edu under the “Investors - Corporate Governance” captions.
We will provide a copy of the Code of Conduct upon request made by writing to us at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
As indicated elsewhere in this Proxy Statement, the Board of Directors has adopted Corporate Governance Guidelines. These Corporate Governance Guidelines are posted on our website at www.uti.edu under the “Investors - Corporate Governance - Board of Directors” captions. We will provide a copy of the Corporate Governance Guidelines upon request made by writing to us at our principal executive offices at the address indicated above and on the first page of this Proxy Statement.

Compensation of Non-Management Directors
In fiscal 2013, our non-management Directors received a $35,000 annual retainer. Each non-management Director also received an annual award under our 2003 Incentive Compensation Plan of shares of the Company’s common stock equal to approximately $50,000 on the date of grant. In addition, each non-management Director received reimbursement for out-of-pocket expenses, including travel expense on commercial flights or the equivalent cost of advance purchase first class commercial travel for non-management Directors utilizing private aircraft. Upon election or appointment to the Board of Directors, our new non-management Directors receive a one-time grant of restricted stock awards with a value of $75,000, which are subject to a three-year vesting period.
The chairperson of the Nominating and Corporate Governance Committee receives an additional annual retainer of $12,000. The chairperson of the Compensation Committee receives an additional annual retainer of $15,000 and the chairperson of the Audit Committee receives an additional annual retainer of $20,000. The non-chairperson Directors serving on the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual retainer of $6,000. The non-chairperson Directors serving on the Audit Committee each receive an additional annual retainer of $8,000. No Director receives additional compensation for meeting attendance. Directors who are also officers do not receive any separate compensation for serving as directors.
Our non-management Directors are also eligible to participate in a non-qualified deferred compensation plan, which was implemented in April 2010. The Company offers this non-qualified deferred compensation plan to allow the Directors to set aside a portion of their income for retirement on a pre-tax basis. A non-management Director may defer up to 100% of cash Board compensation earned in the calendar year. The non-qualified deferred compensation plan is more fully discussed in the Compensation Discussion and Analysis section included elsewhere in this Proxy Statement.

The following table sets forth a summary of the compensation we paid to our non-management Directors in fiscal year 2013. The table also includes the fiscal year 2013 compensation to Mr. White, who served as Chairman of our Board of Directors and an executive officer during the fiscal year. Mr. White retired from his duties as Chairman and an executive officer on December 9, 2013 and continues to serve as a non-executive member of our Board. Additional information regarding Mr. White’s compensation arrangements for fiscal year 2013 and in connection with his retirement from the Chairman position is set forth in the footnotes to and following the Director Compensation table.
Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation	Total ($)
David A. Blaszkiewicz	41,000	50,005	—	91,005
Alan E. Cabito	55,000	50,005	—	105,005
Conrad A. Conrad	55,000	50,005	—	105,005
A. Richard Caputo, Jr. (2)	20,500	—	—	20,500
Roderick R. Paige	41,000	50,005	—	91,005
Roger S. Penske (3)	41,000	50,005	—	91,005
Linda J. Srere	56,000	50,005	—	106,005
Kenneth R. Trammell	49,000	50,005	—	99,005
John C. White	—	—	45,041 (4)	45,041
______________________________
(1)
Represents the aggregate grant date fair value of awards issued under the 2003 Incentive Compensation Plan computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718 (“Topic 718”). The annual grant was based on 4,181 shares at the closing price on February 20, 2013 of $11.96. Directors listed in this table who held unvested restricted stock awards at the end of fiscal year 2013 (and the number of unvested shares of restricted stock held by such Directors at September 30, 2013) were as follows:  Mr. Blaszkiewicz (4,076 shares); Dr. Paige (1,312 shares); Mr. Trammell (1,291 shares). In addition, as of September 30, 2013, Mr. White held 21,688 shares of restricted stock and 3,690 performance shares, subject to the terms of his severance and transition agreement discussed below.

(2)	Mr. Caputo served as a Director until February 19, 2013.
(3)	Mr. Penske elected to defer $41,000 of fees into the Universal Technical Institute Deferred Compensation Plan.
(4)
All Other Compensation for Mr. White reflects his fiscal year 2013 compensation for service as our executive Chairman and includes: $1 in salary, $17,896 in medical premiums, $1,040 in dental premiums, $126 in vision premiums, $1,665 in disability premiums, $1,027 in life insurance premiums, $13,674 in imputed income from group-term life insurance (including tax gross-up for group-term life insurance) and $9,612 in ArmadaCare medical reimbursement benefits and premiums. See below for additional information regarding Mr. White’s compensation.

Indemnification. We indemnify our Directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We have also entered into agreements with our Directors, contractually obligating us to provide this indemnification to them.
Mr. White’s Compensation. While he served as our executive Chairman, the terms of Mr. White’s employment and compensation were governed by an employment agreement, as amended in October 2012. As amended, Mr. White’s employment agreement provided for a minimum salary of $1.00, for certain perquisites and other benefits as determined by the Board (including certain health and welfare benefits consistent with past practice and with our other officers’ benefits), and for an annual bonus in the discretion of the Board. Mr. White did not receive any cash bonus or any cash or equity incentive awards for fiscal year 2013.

As previously announced, we entered into a severance and transition agreement with Mr. White in connection with his retirement from his duties as an executive officer and Chairman of the Board. Pursuant to that arrangement, Mr. White’s employment with us ended on December 9, 2013, and he continues to serve as a non-employee, non-management member of the Board. For that continued service, he will receive the same compensation paid to our Board members generally (pro-rated and cash-only for the period from his retirement until the annual meeting date). Mr. White also will receive certain severance amounts and benefits under the severance and transition agreement, which generally includes the amounts and benefits provided for under his previous employment agreement for terminations without cause or resignations for good reason, with certain modifications. Accordingly, Mr. White will receive cash severance at the rate of $551,655 per year, payable for 24 months in bi-weekly installments in accordance with his previous employment agreement. We will pay medical, dental and vision COBRA premiums for periods of up to approximately nine months for Mr. White and 18 months for his spouse if they are eligible for and elect to receive COBRA continuation coverage. After the expiration of or earlier election by Mr. White or his spouse to terminate the COBRA continuation coverage, we will provide Mr. White’s spouse with health insurance benefits until October 31, 2019, on terms comparable to the medical benefits provided to the spouses of senior executives of the Company. Mr. White also will receive an additional cash severance amount of $51,000, payable in bi-weekly installments for 24 months in accordance with the payment terms applicable to his severance payments under his previous employment agreement.
While Mr. White remains a Board member, restricted stock awards granted to him before he retired will continue to vest and restrictions thereon will continue to lapse in accordance with the award terms. If Mr. White resigns from the Board or his Board service otherwise terminates, and any restricted stock awards granted before his retirement date remain subject to any restrictions at that time, we will pay Mr. White a cash amount equal to the fair value of those unvested restricted shares within 30 days of his departure from the Board. The previous award agreements relating to Mr. White’s outstanding restricted stock awards otherwise remain applicable and are not superseded. The estimated fair market value of Mr. White’s outstanding restricted stock and performance awards as of the end of fiscal year 2013 was $307,835. Except as described above or as provided by law, his participation in or coverage under all Company benefit plans ceased as of December 15, 2013.
Mr. White remains subject to the non-competition provisions of his previous employment agreement, under which he has agreed not to compete directly or indirectly with us or directly or indirectly recruit, solicit, or employ any persons or entities with whom we have business relationships for a period of 24 months. Mr. White also remains subject to the confidentiality provisions of his employment agreement. The severance and transition agreement includes a standard release and waiver of claims by Mr. White.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform an integrated audit of our financial statements for the year ending September 30, 2014 and of our internal control over financial reporting as of September 30, 2014. In taking this action, the Audit Committee considered PricewaterhouseCoopers LLP’s independence with respect to the services to be performed and other factors that the Audit Committee and the Board of Directors believe are advisable and in the best interest of the stockholders. As a matter of good corporate governance, the Audit Committee has decided to submit its selection to stockholders for ratification. In the event that this selection of independent registered public accounting firm is not ratified by a majority vote of the shares of common stock present or represented at the Annual Meeting, it will be considered as a direction to the Audit Committee to consider the selection of a different firm.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.
Fees Paid to PricewaterhouseCoopers LLP
As more fully described below, all services to be provided by PricewaterhouseCoopers LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services.

The following table shows fees that were accrued for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2013 and 2012:

	2013	2012
Audit Fees	$1,003,010	$979,501
Audit-Related Fees	—	—
Tax Fees	28,265	31,132
All Other Fees	1,800	6,300
Total	$1,033,075	$1,016,933

Audit Fees. Audit fees for the years ended September 30, 2013 and 2012 relate primarily to services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting included in our annual report on Form 10-K and for the limited reviews of the financial information included in our quarterly reports on Form 10-Q.
Tax Fees. Tax fees for the years ended September 30, 2013 and 2012 related primarily to income tax compliance services, including technical and tax advice related to the review of tax returns.
All Other Fees. This category represents a fee paid to PricewaterhouseCoopers LLP for information related to a registration statement completed during 2013. Additionally, this amount includes an annual subscription for access to PricewaterhouseCoopers LLP’s online database of accounting guidance issued by various standard-setting bodies.
It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to any appropriate questions from stockholders.
Audit Committee Pre-Approval Procedures for Services Provided by the Independent Registered Public Accounting Firm
Pre-Approval of Audit Services. The Audit Committee meets with the independent registered public accounting firm prior to the audit to review the planning and staffing of the audit and approve the services to be provided by the independent registered public accounting firm in connection with the audit.

Pre-Approval of Non-Audit Services. The Audit Committee reviews and approves in advance the retention of the independent registered public accounting firm for any non-audit service that is not prohibited by the Sarbanes-Oxley Act of 2002 (the “Act”), provided, however, that:
(a) permitted non-audit services that account for less than $10,000 shall be deemed to be pre-approved, and
(b) as permitted by Section 302 of the Act, such pre-approval is waived and shall not be required with respect to non-audit services:
(i) that account, in the aggregate, for less than 5% of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services are provided;
(ii) that we did not recognize as “non-audit” services at the time of the engagement; and
(iii) that are promptly brought to the attention of, and approved by, the Committee before the completion of the audit (and such approval may be given by the Audit Committee or any member of the Audit Committee).
The Audit Committee may delegate to any one of its members the authority to grant pre-approval of any permitted non-audit services that account for between $10,000 and $20,000 (and except as otherwise provided in a resolution of the Audit Committee adopted hereafter, the Audit Committee shall be deemed to have delegated such authority, such that any one member of the Audit Committee shall have the authority to grant pre-approval of any permitted non-audit services within such dollar limits). The pre-approval of any non-audit services pursuant to delegated authority or deemed approval shall be reported to the full Audit Committee at its next scheduled meeting. Approval of non-audit services to be performed by the independent registered public accounting firm pursuant to clause (b) above will be disclosed by us as required pursuant to Section 202 of the Act in the applicable reports filed with the SEC.

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED SEPTEMBER 30, 2013
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of three independent directors. The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at www.uti.edu under the “Investors - Corporate Governance” captions. The Audit Committee met 8 times during fiscal 2013. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.
In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss the Company’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K, any material changes in accounting policies used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the SEC, and the items required to be discussed by AU Section 380, Communication with Audit Committees (“AU 380”), with respect to annual financial statements, and AU Section 722, Interim Financial Information, with respect to quarterly financial statements.
The Audit Committee met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s financial statements, management’s assessment of the Company’s internal control over financial reporting and the significant accounting policies applied by management in the preparation of the Company’s financial statements, as well as any alternative accounting policies. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by AU 380.
In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm such firm’s independence from the Company and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to the Company is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, the evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting and other matters required to be discussed by AU 380.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013, for filing with the SEC. The Audit Committee has also selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014.
The Audit Committee:

Kenneth R. Trammell (Chair)
Alan E. Cabito
Conrad A. Conrad

PROPOSAL 3
ADVISORY VOTE TO APPROVE OUR
NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory vote from our stockholders to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers, and is provided as required pursuant to Section 14A of the Securities Exchange Act of 1934. We currently submit a Say on Pay Proposal to our stockholders every three years, and the next such stockholder advisory vote will occur at our 2017 Annual Meeting.

Our executive compensation program is driven by our business environment, objectives and outcomes. Consequently, we evaluate the performance of our executive officers, including the Named Executive Officers, based on their management of the Company in the context of current business and economic conditions and our performance relative to our peers. Because the Named Executive Officers have broad policy-making authority, the Compensation Committee holds them responsible for our financial performance and for upholding our values in a competitive marketplace. We believe that, in this highly competitive market for top executive talent, it is critical that we provide our executive officers with incentives to excel, be internally and externally equitable and promote a culture of innovation and results-oriented service for our students and customers while, at the same time, not encouraging undue risk-taking.

We have continued to face financial challenges and continued uncertainties surrounding our industry in recent years, including fiscal 2013, and some of our executive compensation decisions in recent years have been influenced largely by the difficult economic environment in which we have been operating. Despite these challenges, fiscal 2013 was still a year of accomplishment for us on several fronts, including with respect to:

•	improvements to our graduate employment rate;

•	the integration of our Automotive Technology and Diesel Technology II curricula at our Avondale, Arizona campus;

•	our entry into a training and materials agreement with General Motors Co. (GM) to develop a 12-week elective training program for our undergraduate students;

•	quarterly cash dividend payments of $0.10 per share of our common stock; and

•	our maintenance of a debt free balance sheet.

We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement, which discusses the compensation of our Named Executive Officers in detail, including each element of our executive compensation program and fiscal 2013 compensation actions and program changes.

The Board of Directors believes that the compensation of our Named Executive Officers is appropriate and recommends a vote “FOR” the following advisory resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material).

Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the results of the vote. The Compensation Committee will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation program. The Board of Directors therefore recommends that you indicate your support for the compensation policies and procedures for our Named Executive Officers, as outlined in the above resolution.

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
We maintain the Management 2002 Stock Option Program (the “2002 Plan”) and the 2003 Incentive Compensation Plan (the “2003 Plan”) pursuant to which we may grant equity awards to eligible persons.
Management 2002 Stock Option Program. The 2002 Plan was adopted by our Board of Directors and became effective in April 2002. A maximum of 783,000 shares of common stock may be issued under the 2002 Plan, which is administered by our Compensation Committee.
The 2002 Plan provides for the grant of incentive and non-qualified stock options to our employees and employees of related companies, including officers and management directors, and non-statutory options to other persons providing material services to us or related companies. A non-management director is not eligible to receive an award.
As of September 30, 2013, we had issued 690,152 shares of common stock upon the exercise of options granted under the 2002 Plan. We will not make any further grants under the 2002 Plan.
2003 Incentive Compensation Plan. The 2003 Plan was adopted by our Board of Directors and approved by holders of the majority voting power of our voting stock and became effective in December 2003. The 2003 Plan was amended by holders of the majority voting power of our voting stock at the 2012 Annual Meeting of Stockholders. The 2003 Plan was amended to, among other things, increase the number of shares issuable under the 2003 Plan to 5,280,972 shares of our common stock, subject to proportional adjustment to reflect stock splits, stock dividends and other similar events. The 2003 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, performance-based awards and cash bonuses.
Awards under the 2003 Plan may be granted to employees, directors, consultants and advisors to the Company or any of our subsidiaries. However, only employees (including officers and directors who are also employees) of the Company or any of our subsidiaries may receive incentive stock options under the 2003 Plan. The 2003 Plan is administered by our Compensation Committee.
As of September 30, 2013, we had issued 412,293 shares of common stock upon the exercise of options granted under the 2003 Plan, at a weighted average exercise price of $19.15 per share. In addition, 883,317 shares of common stock are issuable pursuant to currently exercisable options granted under the 2003 Plan, at a weighted average exercise price of $24.33 per share.
As of September 30, 2013, we had granted 2,971,705 shares of restricted stock awards under the 2003 Plan, of which 943,579 shares have been forfeited, and 703,396 shares are still subject to restrictions. During the year ended September 30, 2013, restrictions lapsed with respect to 343,652 shares, of which 107,100 shares were withheld to settle individual participant tax obligations.
As of September 30, 2013, we had awarded 589,029 restricted stock units under the 2003 Plan, all of which remain unvested. No restricted stock units vested during the year ended September 30, 2013.
As of September 30, 2013, we had awarded 110,591 performance units under the 2003 Plan, of which 26,979 units have been forfeited, with a maximum payout of 200%, under the 2003 Plan. During the year ended

September 30, 2013, zero performance units vested, and 11,105 units were cancelled. Cancellations related to performance units assumed vested at the end of the prior year measurement period which did not actually vest on the subsequent settlement date. As of September 30, 2013, all of such performance units were subject to vesting upon the achievement of specific performance criteria.
The following table summarizes our equity compensation plan information as of September 30, 2013. Information is included for both equity compensation plans approved by the stockholders and equity plans not approved by the stockholders.

Plan Category	Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)
Equity compensation plans approved by UTI stockholders	883,317	$24.33	1,136,444
Equity compensation plans not approved by UTI stockholders	—	—	—
Totals	883,317	$24.33	1,136,444

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this Compensation Discussion and Analysis, we describe the material components of our executive compensation program for our principal executive officer, principal financial officer, and the three other most-highly compensated individuals, who were serving as executive officers of the Company as of the end of fiscal 2013:

▪	Kimberly J. McWaters, our Chairman of the Board and Chief Executive Officer (our “CEO”);

▪	Eugene S. Putnam, Jr., our President and Chief Financial Officer;

▪	Chad A. Freed, our General Counsel and Senior Vice President of Business Development;

▪	Kenneth J. Cranston, our Senior Vice President of Admissions; and

▪	Sherrell E. Smith, our Senior Vice President of Operations.

These individuals are referred to in this Compensation Discussion and Analysis as the “Named Executive Officers.”
On December 9, 2013, John C. White, the Chairman of our Board of Directors and previously a Named Executive Officer based on fiscal 2012 compensation, retired from the Company and stepped down from his position as Chairman. Mr. White remains a non-executive member of our Board of Directors and the information about his fiscal 2013 compensation can be found on page 13 of this proxy statement.

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers during fiscal 2013.

The compensation of the Named Executive Officers for fiscal 2013 is set forth in the Fiscal 2013 Summary Compensation Table and other tables contained in this Proxy Statement.
Executive Summary
We are the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians as measured by total average undergraduate enrollment and graduates.
Fiscal 2013 Business Highlights
While our record of positive outcomes (as measured by our student retention/completion and graduate employment rates) increased in fiscal 2013, we experienced a decline in our average student enrollments which resulted in declines in key financial measures.
Lower student population levels as we began fiscal 2013, combined with lower new student starts throughout the year, resulted in a 9.1% decline in our average undergraduate full-time student enrollment to approximately 15,000 students for the year ended September 30, 2013. The decline in our average undergraduate full-time student enrollment resulted in a decline in revenues and net income for fiscal 2013. Our revenues for fiscal 2013 were $380.3 million, a decrease of $33.3 million, or 8.0%, from fiscal 2012. Our net income for fiscal 2013 was $3.8 million, a decrease of $5.2 million from the prior year.
Despite these financial challenges and continued uncertainties surrounding our industry, fiscal 2013 was still a year of accomplishment for us on several fronts:

▪
Our graduate employment rate for fiscal 2012 increased 3% with 85% of our fiscal 2012 graduates finding employment within one year of their graduation date.  We continue to invest in our graduate employment teams and processes in order to more effectively assist our graduates in finding employment.[1]

▪
We completed the integration of our Automotive Technology and Diesel Technology II curricula at our Avondale, Arizona campus in 2013. We intend to integrate the Automotive Technology and Diesel Technology II curricula at our Sacramento, California campus during calendar year 2014 and will continue to integrate the curricula at our other automotive campuses in future years.

▪
In July 2013, we entered into a training and materials agreement with General Motors Co. (GM) to develop a 12-week elective training program for our undergraduate students. The program will first be available at our Avondale, Arizona campus and we anticipate we will teach the first course under this agreement in early calendar year 2014.

1
The employment calculation is based on all graduates, including those that completed manufacturer specific advanced training programs, from October 1, 2011 to September 30, 2012, excluding graduates not available for employment because of continuing education, military, health, incarceration, death or international student status. Graduates are counted as employed based on a verified understanding of the graduate’s job duties to assess and confirm that the graduate’s primary job responsibilities are in his or her field of study. For 2012, UTI had approximately 12,200 total graduates, of which approximately 11,400 were available for employment. Of those graduates available for employment, approximately 9,600 were employed within one year of their graduation date, for a total of 85%.

▪	We returned $15.2 million to shareholders during the year ended September 30, 2013 through $0.10 per share quarterly dividend payments and share repurchases.

▪	We continue to have a debt free balance sheet.

In response to the ongoing economic uncertainties, we continue to manage discretionary operating costs, to develop our strong industry relationships and to provide alternative solutions to help students achieve their educational goals.

Fiscal 2013 Compensation Actions
The changing regulatory environment, as well as the macro-economic environment, has prompted us to take additional steps to further align our cost structure with expected reduced average student population. We have focused on efficiencies, managing costs and other opportunities to improve operating margins.
In response to these conditions, we took the following actions with respect to the compensation of the Named Executive Officers in fiscal 2013:

▪
Base Salaries - In October 2012, in recognition of the business environment and our ongoing need to control costs, the Compensation Committee made no adjustments to the base salaries of the Named Executive Officers, other than to reduce the base salaries of Ms. McWaters and Mr. Putnam by 5%.

▪
Long-Term Incentive Compensation - In September 2013, the Compensation Committee granted long-term incentive compensation in the form of restricted stock unit (“RSU”) awards for shares of our common stock to the Named Executive Officers in amounts representing a 20% reduction in value from award levels prior to fiscal 2012. The fiscal 2013 equity awards represent the second consecutive round of annual equity awards that were granted at this reduced level.

▪
Annual Incentive Compensation - In December 2013, based on its assessment of our financial performance (measured on our consolidated earnings before interest and taxes (“EBIT”)), the Compensation Committee made annual cash incentive awards to Ms. McWaters in the amount of $233,400 and to the other Named Executive Officers in amounts ranging from $79,100 to $137,400, all of which reflected below-target payouts.

▪
There were no payouts to the Named Executive Officers for fiscal 2013 pursuant to the Supplemental Management Incentive Plan adopted by the independent members of our Board of Directors as a means for further focusing our executive officers’ efforts on achieving the Company’s strategic objectives for the year.

Fiscal 2013 Compensation Program Changes
Consistent with our focus on controlling costs in a challenging economic and regulatory environment during fiscal 2013, and following a review of prevailing market practices, in the fall of 2012, the Compensation Committee made the following decisions with respect to fiscal 2013 compensation:

▪
In October 2012, we entered into amended employment agreements with Ms. McWaters and Mr. Putnam. These amendments shifted more of Ms. McWaters’ and Mr. Putnam’s target total cash compensation from “fixed” to “variable” pay by reducing their base salaries by 5%.

▪	In October 2012, we entered into an amended and restated employment agreement with Mr. Cranston which removed the guaranty with respect to his annual cash incentive award effective October 1, 2012.

▪
The fiscal 2013 base salaries of Messrs. Freed and Cranston were maintained at their fiscal 2012 levels and their target annual cash incentive award opportunities were increased by 20% for Mr. Cranston and Mr. Freed.

▪
To further focus the Named Executive Officers’ efforts on achieving our strategic objectives, a Supplemental Management Incentive Plan was adopted providing for payouts only if we achieve our budgeted consolidated EBIT target for fiscal 2013. Payouts were designed to be in the form of restricted stock awards for shares of our common stock, with 50% of such shares vesting immediately upon grant and the remaining 50% vesting on the first anniversary of the date of grant.

▪
Reduced the employer matching contribution to our Section 401(k) Plan to $0.25 for each dollar saved up to the first 6% of eligible compensation contributed to the plan and suspended the matching contribution to our Deferred Compensation Plan.

CEO Compensation
We believe that the success of our business and resulting value for our stockholders is largely dependent on a stable management team led by an individual with the vision to identify our long-term challenges and craft effective responses to enable us to navigate the ongoing challenges of the economic and regulatory environments. Accordingly, the compensation package of our Chief Executive Officer has been designed to support this belief while, at the same time, fulfilling our overall compensation objectives: rewarding sustainable growth as reflected by favorable student outcomes and our financial performance, effective cost management and consistent operational excellence. To achieve these objectives, the fiscal 2013 compensation actions and decisions for our Chief Executive Officer emphasized the following:

▪
Supported our belief that compensation should track corporate performance by paying an annual cash incentive award at approximately 41% of its target level; consistent with our financial results in fiscal 2013 as measured by EBIT - the key measure by which we gauge our ability to generate sustainable stockholder value; and

▪	Reinforced the alignment of her interests with those of our stockholders by linking her long-term incentive compensation opportunity to stockholder value through the grant of RSUs.

Compensation Philosophy and Objectives
Our executive compensation program is driven by our business environment, objectives and outcomes. Consequently, we evaluate the performance of our executive officers, including the Named Executive Officers, based on their management of the Company in the context of current business and economic conditions and our performance relative to our peers. Because the Named Executive Officers have broad policy-making authority, the Compensation Committee holds them responsible for our financial performance and for upholding our values in a competitive marketplace.
We believe that, in this highly competitive market for top executive talent, it is critical that we provide our executive officers with incentives to excel, be internally and externally equitable and promote a culture of innovation and results-oriented service for our students and customers while, at the same time, not encouraging undue risk-taking.
We believe an effective executive compensation program rewards the achievement of short-term, long-term and strategic objectives that are closely aligned with the soundness of the Company and the interests of our stockholders and encourages appropriate decision-making regarding the long-term value of the Company.

Therefore, we believe that a meaningful portion of each executive officer’s total direct compensation opportunity should be at risk and payable only if his or her performance benefits the interests of our stockholders.
Notwithstanding our compensation philosophy, in recent years our executive compensation decisions have been influenced largely by the difficult economic environment in which we have been operating. Accordingly, some of these decisions have been based less on our overarching compensation philosophy and more on the financial and regulatory considerations that have been influencing and continue to impact our industry.
Oversight of the Executive Compensation Program

Role of Compensation Committee

The Compensation Committee has responsibility for overseeing the administration and development of our executive compensation program. In fulfilling this responsibility, the Compensation Committee formulates recommendations for the total direct compensation, and each individual element of compensation, of our executive officers, including the Named Executive Officers, for consideration by and approval of our Board of Directors.
In developing these recommendations, the Compensation Committee evaluates the financial and operational performance of the Company and conducts performance reviews of our Chief Executive Officer, taking into consideration the goals and objectives of our short-term and long-term incentive compensation plans. The Compensation Committee also uses the annual performance reviews of our other executive officers, as conducted by our Chief Executive Officer or our President and Chief Financial Officer, as a significant factor in developing the compensation recommendations for these individuals.
The Compensation Committee also conducts an annual assessment of the competitiveness of our executive compensation program, with the assistance of its compensation consultant, reviewing our executive officers’ total direct compensation opportunities, while, at the same time, analyzing the competitiveness of each compensation element. The Compensation Committee monitors the overall compensation mix of our executive officers’ pay by comparing each element to peer group practices to ensure appropriate pay leverage is maintained in the overall compensation package and in equity-based incentives that emphasize the creation of long-term stockholder value.
In the fall of 2012, the Compensation Committee conducted its review of compensation for fiscal 2013, examining the base salary, annual cash incentive award opportunity and long-term incentive compensation opportunity of each executive officer, including each Named Executive Officer. The Compensation Committee also reviewed the value of outstanding long-term incentive compensation awards previously granted to our executive officers again in September 2013 as part of its review and approval of annual equity awards.
Role of Executive Officers
Our Chief Executive Officer, in consultation with our President and Chief Financial Officer, makes recommendations to the Compensation Committee as to the base salaries, target annual cash incentive award opportunities and long-term incentive compensation opportunities of our executive officers, including the Named Executive Officers (other than themselves). These recommendations are based on an analysis of relevant market data (derived from a review of peer company and survey data), as well as his or her evaluation of each executive officer’s performance.

Role of Compensation Consultants

The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to assist it in fulfilling its responsibilities and duties. Specifically, Compensia’s engagement encompasses advisory services such as periodic review of our executive compensation philosophy, a competitive assessment of executive compensation levels and “pay-for-performance” linkage, executive cash and broad-based equity incentive program design, the review of executive officer employment and other agreements and other ad hoc support. In fiscal 2013, Compensia provided advice and analysis with respect to the propriety and competitive value of all elements of compensation, including base salary, annual cash incentive award opportunities and long-term incentive compensation opportunities for our executive officers.
Compensia works at the direction of, and reports directly to, the Compensation Committee. A representative of Compensia attends all Compensation Committee meetings. Compensia does not perform any services for the Company unless directed to do so by the Compensation Committee. Other than the work described above, there are no other material relationships between Compensia and the Company or its executive officers or members of our Board of Directors.
The Compensation Committee has analyzed whether the work of Compensia as a compensation consultant has raised any conflicts of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Compensia; (ii) the amount of fees from the Company paid to Compensia as a percentage of Compensia's total revenue; (iii) the policies and procedures of Compensia that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia or any individual compensation consultant employed by Compensia and involved in providing us services with any of our executive officers; (v) any business or personal relationship of Compensia or any individual compensation consultant employed by Compensia and involved in providing us services with any member of the Compensation Committee; and (vi) any stock of the Company owned by Compensia or the individual compensation consultants employed by Compensia. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that the work of Compensia and any individual compensation consultant employed by Compensia and involved in providing us services on behalf of the Compensation Committee has not created any conflicts of interest.
Competitive Positioning
To evaluate the competitiveness of our executive compensation program, the Compensation Committee compares each compensation element, as well as the total direct compensation of our executive officers, including the Named Executive Officers, against the compensation practices of a group of peer companies that includes several publicly-traded companies.

In the summer of 2012, we conducted an extensive review of our then-current compensation peer group with the assistance of Compensia and made some significant revisions. Because we operate in a relatively small industry sector and we do not limit our executive talent searches to our industry, we used a blend of peer companies both inside and outside of our industry sector. We used a point system to evaluate potential peer companies, and considered industry, company size, revenue and various other financial measures in determining our revised compensation peer group. The revised compensation peer group, which the Compensation Committee began using during the later stages of fiscal 2012 and throughout fiscal 2013, consisted of the following companies:

American Public Education	K12 Inc.
Bridgepoint Education Inc.	Learning Tree International, Inc.
Capella Education Corporation	Lincoln Educational Services Corporation
Career Education Corporation	Nobel Learning Communities, Inc.
Corinthian Colleges, Inc.	Strayer Education, Inc.
DeVry, Inc.	Entegris Inc
Education Management Corporation	GP Strategies Corporation
Grand Canyon Education, Inc.	MTS Systems Corporation
ITT Educational Services, Inc.	True Religion Apparel Inc.

We also compile and analyze job-specific compensation survey data prepared from general industry organizations for companies with similar revenue levels. For fiscal 2013, the compensation surveys used were Mercer’s Benchmark Database and the Salary.com Survey Database. The data drawn from these surveys was combined with the data derived from the companies in the compensation peer group to create a composite comparison group (the “Competitive Market Data”). In the case of executive officers where compensation data was publicly available from SEC filings, the data derived from the companies in the compensation peer group was weighted more heavily than the compensation survey data in developing the Competitive Market Data for their positions.
We use the Competitive Market Data as a guide when making decisions about target total direct compensation, as well as individual elements of compensation, for our executive officers, including the Named Executive Officers. Generally, using the data from the 50th and 75th percentiles of target total direct compensation as reference points, the Compensation Committee determines the amount of each individual element of compensation for each executive officer. Since the Competitive Market Data is simply a starting point for the Compensation Committee’s deliberations, which are influenced by several additional factors as described below, the target total direct compensation opportunities for our executive officers, as well as the amounts of each individual compensation elements, may vary from the 50th and 75th percentiles of such data.
We compare the positioning of our employee benefits annually against the Towers Watson Employer Survey on Purchasing Value in Health Care, which covers approximately 11.3 million U.S. employees. Retirement benefits are evaluated annually against general industry standards, using data from our plan administrators (T. Rowe Price and The Newport Group). Typically, we target the median of this data to maintain competitive levels with respect to each of our benefits programs.
Compensation Mix

Our executive compensation program is designed around the concept of total direct compensation - that is, the combination of base salary, annual incentive awards and long-term incentive compensation. In setting the appropriate level of target total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is both competitive and will attract and motivate top talent, while keeping the overall pay levels aligned with stockholder interests and job responsibilities.

The following table sets forth each element of our executive compensation program and the objective of that element:

Compensation Element	Principal Objectives
Base Salary	Fixed compensation element intended to reward core competencies, experience and required skills in senior leadership position.
Annual Cash or Non-Cash Incentive Awards
Variable compensation element intended to reward contributions to our short-term business objectives. In Fiscal Year 2013, in addition to our annual cash incentive award, we adopted a special, one-time Supplemental Management Incentive Award payable in stock. (see page 32)

Cash Recognition/Retention Awards	Lump sum cash award intended to meet retention objectives and to recognize special efforts during the fiscal year.
Long-Term Incentive Compensation
Variable compensation element intended to reward contributions to our long-term success and the achievement of our mission and key business objectives, and each executive officer’s commitment to the interests of our stockholders.

Employee Benefits	Our executive officers participate in the employee benefit plans generally available to all our employees, including health, life and disability plans.
Retirement Benefits
Our executive officers may participate in our Section 401(k) plan, which is generally available to all our eligible employees, and our nonqualified deferred compensation plan, which is designed to provide them with the opportunity to save adequately for retirement due to the restrictions imposed on their savings limits in the Section 401(k) plan.

Perquisites and Other Personal Benefits	Company-paid disability and life insurance premiums, executive physicals, additional term-life insurance and the Executive Medical Plan serve as competitive recruiting and retention tools.
Post-Employment Compensation
Rewards service and tenure, recognizes the need for financial security for the Named Executive Officers when employment ends and rewards focus on our ongoing needs within the changing landscape of the for-profit education industry.

For fiscal 2013, the overall mix of the aggregate target total direct compensation for the Named Executive Officers was approximately 34% base salary, 37% annual incentive award opportunity and 29% long-term incentive compensation opportunity. The compensation mix for our CEO and the other Named Executive Officers can be illustrated as follows:

The Compensation Committee believes that the mix of annual incentive awards and long-term incentive compensation was well-balanced and consistent with our executive compensation objectives as impacted by the current business environment. In addition, the Compensation Committee has determined that the relationship between performance and incentive plan payouts are within the range of competitive practices as measured each year against the performance of our compensation peer group and the corresponding compensation paid by the companies in the compensation peer group to their executive officers.
Compensation Elements
Base Salary
Each year, the Compensation Committee reviews the base salaries of our executive officers, including the Named Executive Officers, using the deliberative process described above. In making base salary adjustment recommendations, the Compensation Committee considers our current business environment, the Competitive Market Data and each executive officer’s past performance, anticipated future contributions, role, responsibilities, skills and experience.
In October 2012, the Compensation Committee, after consultation with our Chief Executive Officer and President and Chief Financial Officer, recommended and the independent members of our Board of Directors approved 5% reductions to their annual base salaries. Accordingly, our Chief Executive Officer and President and Chief Financial Officer entered into amendments to their employment agreements reducing their minimum base salaries from $662,465 to $629,342 and from $450,000 per annum to $427,500, respectively.
In addition, in December 2012, after taking into consideration the ongoing uncertainty in the business environment, the need to control costs and its assessment of the competitiveness of their then-current base salaries, the Compensation Committee recommended that there not be increases to the annual base salaries of the Named Executive Officers and the independent members of our Board of Directors approved such recommendation.
In September 2013, the Compensation Committee approved a reinstatement of the fiscal 2011 salary levels for Ms. McWaters and Mr. Putnam as well as a market adjustment for Ms. McWaters and Mr. Freed based on its review of the competitive positioning of base salary for their roles relative to the compensation peer group. In addition, the Compensation Committee chose to increase the annual base salary of each of our executive officers to offset the reduction in the contributions the Company had previously made towards the health benefits coverage for each such executive officer. These base salary adjustments were effective December 15, 2013. There were no merit -based adjustments to the annual base salaries of the Named Executive Officers or any of UTI’s executives for fiscal 2014.
The base salaries of the Named Executive Officers during fiscal 2013 and the salaries approved for fiscal 2014 are as follows:

Named Executive Officer	Fiscal 2012 Base Salary	Fiscal 2013 Base Salary	Fiscal 2014 Base Salary
Ms. McWaters	$662,465	$629,342	$709,000
Mr. Putnam	$450,000	$427,500	$459,000
Mr. Freed	$320,000	$320,000	$359,000
Mr. Cranston	$320,000	$320,000	$329,000
Mr. Smith [1]	$320,000	$320,000	$329,000

1 Mr. Smith began employment with the Company effective August 20, 2012 and received pro-rated salary and fiscal 2012 cash incentive for that time period.

The fiscal 2013 base salaries of the Named Executive Officers are included in the “Fiscal 2013 Summary Compensation Table” below.
Annual Cash Incentive Awards

During fiscal 2013, our executive officers, including the Named Executive Officers, were eligible to earn annual cash incentive awards based on the achievement of specific performance goals for the fiscal year under the Universal Technical Institute, Inc. 2003 Incentive Compensation Plan (in the case of Ms. McWaters and Mr. Putnam) and the Universal Technical Institute, Inc. Management Incentive Plan (in the case of Messrs. Freed, Cranston and Smith).
Target Annual Cash Incentive Award Opportunities
The Compensation Committee considered (i) the desired target total cash compensation opportunity and target total direct compensation opportunity that it believed were reasonable and appropriate for each executive officer, (ii) his or her prior annual cash incentive awards, (iii) our current business environment, (iv) the Competitive Market Data and (v) his or her past performance, anticipated future contributions, role, responsibilities, skills and experience when establishing their target annual cash incentive award opportunities. The Compensation Committee recommended, and the independent members of our Board of Directors approved, the following target annual cash incentive award opportunities for the Named Executive Officers for fiscal 2013:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity
Ms. McWaters	90%
Mr. Putnam	78%
Mr. Freed	60%
Mr. Cranston	60%
Mr. Smith	60%

Corporate Performance Measure
The annual cash incentive awards of the Named Executive Officers were to be based on our financial performance as measured by the Company’s consolidated earnings before interest and taxes (“EBIT”) during fiscal 2013. The Compensation Committee recommended, and the independent members of our Board of Directors selected, this performance measure for the annual cash incentive awards because it believed that it effectively captured our need to reward performance as well as contain costs during fiscal 2013.
The threshold, target and maximum performance levels for this measure, as well as the related award payment levels, for the annual cash incentive awards were as follows:

	Threshold	Target	Maximum
EBIT performance level	$10,000,000	$25,000,000	$29,000,000
Award payment level	25%	100%	125%

Performance between these stated levels was to be interpolated for purposes of determining the corresponding payment level.

For purposes of the fiscal 2013 annual cash incentive awards, consolidated EBIT was to be adjusted to exclude the expense associated with the annual cash incentive awards. The payment calculation under the 2003 Incentive Compensation Plan was based on the greater of the annual result or the total of the quarterly results so that it was possible to recover from the poor performance during a specific fiscal quarter and retain an incentive for the subsequent fiscal quarters, thereby enhancing the motivational aspects of the awards.
Award Decisions and Analysis
In October 2013, the Compensation Committee determined that the Company’s consolidated EBIT for fiscal 2013 was $11.5 million. In arriving at this EBIT figure, the Compensation Committee recommended, and the independent members of our Board of Directors agreed, that our preliminary EBIT amount be adjusted to exclude the impact of the accruals necessary to pay Mr. White in connection with his retirement from the Company and, to a lesser extent, to give effect to our decision during the fiscal year to increase the base salaries of several employees who previously participated in an annual qualitative metrics bonus plan. After factoring in these adjustments, our EBIT results for fiscal 2013 resulted in an award payment equal to approximately 41% of each Named Executive Officer’s target annual cash incentive award opportunity. Accordingly, the independent members of our Board of Directors approved the following annual cash incentive awards for fiscal 2013:

Named Executive Officer	Target Fiscal 2013 Annual Cash Incentive Award Opportunity ($)	Actual Fiscal 2013 Annual Cash Incentive Award ($)
Ms. McWaters	$566,500	$233,400
Mr. Putnam	$333,500	$137,400
Mr. Freed	$192,000	$79,100
Mr. Cranston	$192,000	$79,100
Mr. Smith	$192,000	$79,100

One-Time Supplemental Management Incentive Awards
To further focus our executive officers’ efforts on achieving the Company’s strategic objectives, the independent members of our Board of Directors adopted a Supplemental Management Incentive Plan for fiscal 2013. Pursuant to this plan, our executive officers, including the Named Executive Officers were eligible to receive an award, payable in the form of restricted stock awards (“RSAs”) for shares of our common stock, if the Company achieved its budgeted consolidated EBIT target for fiscal 2013. If target performance was achieved and the RSAs were granted, 50% of the shares of our common stock subject to such awards would vest immediately with the remaining 50% vesting on the first anniversary of the date of grant.

Target Award Payouts
The Compensation Committee recommended, and the independent members of our Board of Directors approved, the following target incentive award opportunities for the Supplemental Management Incentive Plan:

Named Executive Officer	Target Award Payout
Ms. McWaters	$400,000
Mr. Putnam	$200,000
Mr. Freed	$50,000
Mr.Cranston	$50,000
Mr. Smith	$50,000

Performance Measure
The Supplemental Management Incentive Plan required that a target EBIT level of $15,000,000 be achieved for our executive officers to earn an award, which, for the Named Executive Officers, were to be in the amounts indicated in the chart above. No awards would be made for below-target performance and no additional payment would be made for above-target performance.

Award Decisions and Analysis

In October 2013, the Compensation Committee determined that the Company’s consolidated EBIT for fiscal 2013 was $11.5 million, which resulted in no award payment under the Supplemental Management Incentive Plan.

Cash Recognition and Retention Awards

In June of 2011, the Compensation Committee recommended and the Board of Directors approved recognition/retention payments for Messrs. Putnam and Freed, the last installments of which were paid to them in January of 2013. In September 2013, the Compensation Committee recommended, and the independent members of our Board of Directors approved, cash recognition awards for certain of our executive officers, including the Named Executive Officers. These awards were paid to meet our retention objectives with respect to these individuals and to recognize their special efforts during the fiscal year. The amounts of the awards received by the Named Executive Officers were as follows:

Named Executive Officer	Recognition/Retention Award	Special Recognition Award
	January 2013	September 2013
Ms. McWaters	—	$80,000
Mr. Putnam	$112,500	$50,000
Mr. Freed	$80,000	$50,000
Mr. Cranston	—	$30,000
Mr. Smith	—	$30,000

Long-Term Incentive Compensation

Restricted Stock Unit Awards
In September 2013, the Compensation Committee recommended, and the independent members of our Board of Directors approved, restricted stock unit (“RSU”) awards for the Named Executive Officers using the deliberative process described above. During fiscal 2013, the Compensation Committee made the decision to offer RSU awards in lieu of restricted stock awards because of their favorable income tax deduction timing for the Company as well as the reduced dilutive effect resulting from tax withholding upon vesting. In determining the size of these awards, the Compensation Committee considered our current challenging business environment, as well as the fiscal concerns of the Company, and, as a result, the size of these awards was (similar to fiscal 2012) 20% less than their pre-fiscal 2012 levels. These RSU awards vest in four equal annual installments, on each anniversary of the date of grant. The RSU awards were granted to the Named Executive Officers in the following amounts:

Named Executive Officer	Number of Shares of Common Stock Underlying Restricted Stock Unit Award	Grant Date Fair Value of Restricted Stock Unit Award
Ms. McWaters	83,334	$800,006
Mr. Putnam	50,000	$480,000
Mr. Cranston	16,667	$160,003
Mr. Freed	16,667	$160,003
Mr. Smith	16,667	$160,003

The RSU awards are subject to transfer restrictions and the Named Executive Officers will not have voting, dividend or other stockholder rights until the shares of our common stock subject to the awards are issued upon vesting. Vesting of each installment of the RSU awards is subject to continued employment with or service to the Company or a subsidiary through the applicable vesting date, except that the awards vest upon death, disability and terminations of employment or service without cause or for good reason within one year after a change in control of the Company (as defined in the Plan and award agreements) and except as determined pursuant to the Plan.
For more information about the RSU awards granted to the Named Executive Officers during fiscal 2013, see the “Fiscal 2013 Summary Compensation Table” and the “Fiscal 2013 Grants of Plan-Based Awards Table” below.
Performance Awards
In fiscal 2010, the independent members of our Board of Directors made long-term incentive compensation awards to the then-Named Executive Officers in the form of restricted stock and performance awards (the “Performance Awards”). These Performance Awards were to vest over a three-year performance period based on our total shareholder return (“TSR”) over the performance period as compared against the TSR of a stacked ranking of the Russell 2000 Index at the end of the performance period as follows:

TSR Index Percentile Ranking	0 - 20th	21st - 30th	31st - 40th	41st - 50th	51st - 60th	61st - 70th	71st - 80th	81st - 90th	91st - 100th
PA Payout Percentage	0%	25%	50%	75%	100%	125%	150%	175%	200%

During fiscal 2013, the Named Executive Officers had one Performance Award outstanding. The key features of this award were as follows:

Performance Period	Performance Measure	Measurement Period(s)
October 1, 2010 - September 30, 2013	Relative TSR as measured against the Russell 2000	October 1, 2010 - September 30, 2013

In October 2013, it was determined that none of the shares of our common stock subject to these Performance Awards were earned as our actual ranking relative to the TSR index percentile ranking for the performance period was below the minimum payout level.
Health and Welfare Benefits
We offer all eligible employees, including the Named Executive Officers, a health and welfare benefits package which includes coverage for medical, dental, disability, life, accidental death and dismemberment, vision, flexible spending, education assistance, employee assistance and business travel accident. The Named Executive Officers participate in these benefit arrangements on the same basis as all eligible employees.
We design our employee benefits package to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits package as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
We provide limited perquisites, such as Company-paid premiums for disability, accidental death and dismemberment coverage, executive physicals, additional term-life insurance and the Executive Medical Plan (ArmadaCare), to certain of our executive officers, including the Named Executive Officers. Given the rigorous demands placed on the Named Executive Officers, we have a vested interest in their proactive focus on their health and security. Based on its review of the Competitive Market Data, the Compensation Committee believes that perquisite levels provided to our executive officers are less than those provided by comparable companies.

Effective October 1, 2013, our Board of Directors reduced the Company-paid premiums for our executive officers’ health benefit coverage.

Retirement Benefits
We maintain a defined contribution plan, intended to qualify under Section 401(k) of the Internal Revenue Code, which is generally available to all employees, including the Named Executive Officers, to assist them in saving for retirement. Under this plan, a participant may contribute a maximum of 50% of his or her pre-tax base salary (up to the statutorily-prescribed annual limit). The Board of Directors may approve discretionary matching and/or profit-sharing contributions into the plan for eligible employees. Currently, we match 25 cents on each dollar saved up to the first 6% of eligible compensation contributed to the plan after the first year of employment. A five-year vesting schedule applies to all of our matching contributions. A participant is considered fully vested in our matching contributions after he or she has completed five years of service with the Company. Our executive officers, including the Named Executive Officers, are also eligible to participate in our Nonqualified Deferred Compensation Plan. We offer this plan to allow participants to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Section 401(k) plan. Prior to January 2013, a participant employed for at least one year was eligible for an incentive matching contribution equal to 50% of his or her plan contributions, up to the maximum “matchable” compensation equivalent to 5% of base salary. As a cost-savings measure, this matching contribution was suspended beginning in fiscal 2013. Each of the Named Executive Officers participated in the Nonqualified Deferred Compensation Plan during fiscal 2013.
We view these retirement benefits as a key component of our executive compensation program because they are intended to encourage long-term service by our executive officers. In view of the recent reduction and subsequent elimination in our matching contribution to our defined contribution plan, however, we recognize that these retirement benefits do not currently meet the competitive positioning objectives of our compensation philosophy.
Employment Agreements

We have entered into employment agreements with Ms. McWaters and Messrs. Putnam and Cranston. Each of these agreements sets forth the initial compensation arrangements for him or her, including an initial base salary, eligibility for an annual cash incentive award opportunity and standard employee benefit plan participation. These employment agreements also restrict the Named Executive Officer’s disclosure and use of our confidential information, as defined in the agreement, and prohibit him or her from competing with us for a period of 24 months (in the case of Ms. McWaters and Mr. Putnam) or 12 months (in the case of Mr. Cranston), following a termination of employment.
The versions of these agreements in effect during fiscal 2013 were entered into in March 2011, subsequently amended in October 2012, and supersede their previous employment agreements. Generally, these agreements specify each individual’s position within the Company, provide for an initial three-year term, expiring in March 2014, and specify his or her base salary, which is subject to annual increases at the discretion of our Board of Directors. In addition, these agreements specify that each Named Executive Officer is eligible to receive certain perquisites and other personal benefits, including reimbursement of expenses, health, short-term and long-term disability insurance, pension and life insurance benefits and such other benefits as established from time to time in the sole discretion of our Board of Directors.
These employment agreements also provide for certain protections in the event that the employment of the Named Executive Officer is terminated under specified circumstances, including following a change in control of the Company. These protections are discussed in more detail in the “Post-Employment Compensation” section below.
In October 2012, the employment agreements with Ms. McWaters and Mr. Putnam were amended to reduce their annual base salary rates. During this same period, we entered into an amended and restated employment agreement with Mr. Cranston which superseded his previous employment agreement. This amended and restated agreement removed the guaranty with respect to his annual cash incentive award to mirror that of the other Named

Executive Officers, which is based on the achievement of specific performance goals for each fiscal year set by our Board of Directors under the Company’s Management Incentive Plan.
We believe that these employment agreements continue to incent the Named Executive Officers to maintain focus and dedication to their assigned duties and to maximize stockholder value. The terms and conditions of these agreements were determined after review by the Compensation Committee of both our retention objectives for each Named Executive Officer and analysis of relevant market data and were the result of individual negotiations with each Named Executive Officer.
Post-Employment Compensation

Each of the employment agreements with Ms. McWaters and Messrs. Putnam and Cranston provides them with the opportunity to receive various payments and benefits in the event of an involuntary termination of employment under certain specified circumstances, including an involuntary termination of employment in connection with a change in control of the Company. In addition, we have entered into change in control agreements with Messrs. Freed and Smith.

In addition, in conjunction to Mr. Smith’s offer of employment in August 2012, we entered into an agreement with him in the form of an addendum to his offer letter (the “Addendum Letter”). The Addendum Letter provides that, in the event that his employment is terminated by us without “cause” (as defined in the Addendum Letter), Mr. Smith will continue to receive his base salary for a period of 52 weeks. In addition, in this situation Mr. Smith will receive 12 months of subsidized health benefits continuation and Company-paid outplacement services. In the event that Mr. Smith’s employment is terminated without “cause” following a change in control of the Company, he will be eligible to receive payments and benefits only as provided under his change in control agreement with us, and not pursuant to the Addendum Letter.

We provide these arrangements to encourage the Named Executive Officers to continue to work in an environment where their long-term compensation largely depends on future stock price appreciation. Specifically, these arrangements are intended to mitigate a potential disincentive for the Named Executive Officers when they are evaluating a potential acquisition of the Company, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the Named Executive Officers through the conclusion of the transaction, and to ensure a smooth management transition. These arrangements have been drafted to provide each of the Named Executive Officers with consistent treatment that we believe is competitive with current market practices.

For a detailed description of the post-employment compensation arrangements of the Named Executive Officers, see “Potential Payments upon Termination or Change of Control” below.

Other Compensation Policies

Stock Ownership Policy

To further align the interests of our executive officers with the interests of our stockholders, and after evaluation of best practices and consultation by the Compensation Committee with Compensia, its compensation consultant, effective September 1, 2012, our Board of Directors implemented stock ownership guidelines applicable to our executive officers. Each executive officer is expected to hold shares of our common stock with an aggregate value greater than or equal to a multiple of his or her base salary as set forth below:

▪	Chief Executive Officer and Chairman- four times base salary

▪	President & Chief Financial Officer - three times base salary

▪	Senior Vice Presidents - two times base salary.

Under these guidelines, shares of our common stock held directly or indirectly, as well as shares of our common stock subject to outstanding restricted stock awards and restricted stock unit awards, count towards satisfaction of the stock ownership requirements. Compliance with these guidelines is measured annually in September.

Our executive officers are expected to be in compliance with these guidelines within three years of the later of September 1, 2012 or the date the executive officer first became subject to the guidelines. Currently, each of the Named Executive Officers is in compliance with the guidelines.

Say on Pay Votes

We hold stockholder advisory Say on Pay votes on the compensation of our named executive officers every three years, the most recent of which occurred at our annual meeting in 2011.  The 2011 Say on Pay proposal received substantial support, achieving more than 93% approval (including abstentions and excluding broker non-votes).  The Compensation Committee considers the results of our Say on Pay votes, together with the other factors discussed in this Compensation Discussion & Analysis, as it considers appropriate when it reviews and modifies the pay program and compensation packages provided to our named executive officers.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Derivatives Trading and Hedging Policies

Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”).

Equity Award Policy

Pursuant to our equity award grant policy, we grant equity awards upon the recommendation of the Compensation Committee and with the approval from the independent members of our Board of Directors. Awards to newly-hired or promoted executive officers who are eligible to receive stock awards are proposed for approval at our Board of Directors’ next regularly-scheduled meeting following the executive officer’s hire or promotion. Award timing is applied consistently. Typically, our annual equity awards are granted in September. Equity award levels are based on the grant date fair value of the shares of our common stock, reduced by the present value of the expected future dividends (which restricted stock awards and restricted stock unit awards do not receive) and vary among participants based on their positions within the Company.

For fiscal 2013, the equity awards were granted at the Board of Directors’ meeting held in September.

Tax and Accounting Considerations

Deduction Limit
Section 162(m) of the Internal Revenue Code limits our ability to deduct non-performance based compensation in excess of $1 million that we pay to certain of our executive officers. The Compensation Committee seeks to have the incentive compensation paid to the Named Executive Officers be deductible for federal income tax purposes to the greatest extent possible and if it determines that such result is in the best interests of the Company and our stockholders. In certain situations, however, the Compensation Committee may determine that the amount of any foregone income tax deduction is less important than appropriate design and delivery of compensation to our executive officers.
Our 2003 Incentive Compensation Plan, which was approved by our stockholders, permits the grant of options to purchase shares of our common stock, performance shares, performance units, stock appreciation rights, performance-based awards and cash bonuses that qualify as “performance-based compensation” and which, therefore, should be fully deductible under Section 162(m).
“Golden Parachute” Compensation
Sections 280G and 4999 of the Internal Revenue Code provide that our executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit an income tax deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during fiscal 2013 and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement in connection with the payments or benefits in connection with a change in control of the Company. Amounts payable to our Named Executive Officers as a result of terminations in connection with a change in control may be reduced pursuant to provisions of the applicable agreements if they would be subject to taxes as a result of Sections 280G or 4999.
Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

In granting equity awards to the Named Executive Officers during fiscal 2013, the Compensation Committee generally considered the potential expense of those awards under generally accepted accounting principles and their impact on our earnings per share. The Compensation Committee concluded that the award levels were in the best interests of our stockholders given competitive compensation practices among the companies in our compensation peer group, the awards’ potential compensation expense, our performance and the impact of the awards on employee motivation and retention.

Compensation-Related Risk
The Compensation Committee of our Board of Directors believes that our compensation policies and practices as generally applicable to the Company’s employees do not encourage excessive and unnecessary risk-taking and that the level of risk that the policies and practices do encourage is not reasonably likely to have a material adverse effect on the Company.
Compensation Committee Interlocks

Ms. Srere and Messrs. Conrad, Blaszkiewicz and Caputo served as members of the Compensation Committee of our Board of Directors during fiscal 2013. None of these directors was an executive officer or otherwise an employee of the Company before or during such service, and no executive officer of the Company served on any other company’s compensation committee.
Fiscal 2013 Summary Compensation Table

The following table summarizes the compensation during the last three fiscal years (as applicable) to our Chief Executive Officer, our President and Chief Financial Officer and the three other most highly-compensated executive officers of the Company (other than our principal executive officer and principal financial officer) who were serving as executive officers at the end of fiscal 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)

Kimberly J. McWaters	2013	631,673	80,000	1,200,006	233,400	56,074	(4)	2,201,153
Chief Executive Officer and Chairman of the Board	2012	662,465	—	800,011	447,200	64,093		1,973,769
	2011	658,868	—	1,662,455	334,700	65,998		2,722,021

Eugene S. Putnam, Jr.	2013	429,144	162,500	680,000	137,400	55,084	(5)	1,464,128
President and Chief Financial Officer	2012	450,000	67,500	480,004	263,300	58,148		1,318,952
	2011	406,803	75,000	975,007	169,400	58,938		1,685,148

Chad A. Freed	2013	321,231	130,000	210,003	79,100	51,340	(6)	791,674
General Counsel and Senior Vice President Business Development	2012	320,000	48,000	160,010	144,000	53,851		725,861
	2011	310,444	72,000	359,998	125,005	50,578		918,025

Kenneth J. Cranston	2013	321,231	30,000	210,003	79,100	148,597	(7)	788,931
Senior Vice President Admissions	2012	320,000	176,000	160,010	—	183,516		839,526
	2011	304,736	176,000	279,997	—	164,474		925,207

Sherrell E. Smith	2013	321,231	30,000	210,003	79,100	50,265	(8)	690,599
Senior Vice President Operations
______________________________

(1)
For fiscal 2013, the amounts reported in the Bonus column include a recognition bonus of $80,000 for Ms. McWaters, a recognition/retention bonus of $112,500 and a recognition bonus of $50,000 for Mr. Putnam, recognition bonuses of $30,000 for Messrs. Smith and Cranston, recognition/retention bonus of $80,000 and a recognition bonus of $50,000 for Mr. Freed. For fiscal 2011 and 2012, the amounts shown were previously included in the Non-Equity Incentive Plan Column and represent recognition/retention bonuses.

(2)
The amounts reported in this Stock Awards column for 2013 represent the aggregate grant date fair value of the restricted stock unit awards granted during fiscal 2013 and the aggregate grant date fair value of the SMIP award opportunities for fiscal 2013. Amounts reported in this Stock Awards column for prior years represent the aggregate grant date fair value of the restricted stock awards granted to the Named Executive Officers in each covered fiscal year. Amounts in this column do not reflect whether the recipient has actually realized a financial benefit from the award. See Note 12 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2013 and the footnotes to the Fiscal 2013 Grants of Plan-Based Awards Table for the assumptions used in the calculations of these amounts. The SMIP was an annual plan and did not achieve payout.

(3)
The amounts reported in the Non-Equity Incentive Plan Compensation column represent, with respect to Ms. McWaters and Mr. Putnam, amounts earned under the 2003 Incentive Compensation Plan. With respect to the other NEOs, the amounts reported represent amounts earned under our Management Incentive Plan.

(4)
The amount reported in this All Other Compensation column for fiscal 2013 represents $25,139 in medical premiums, $1,766 in dental premiums, $204 in vision premiums, $1,665 in disability premiums and $1,027 in life insurance premiums. This amount also includes $1,355 imputed income from group-term life insurance, $15,720 ArmadaCare medical reimbursement benefits and premiums, $3,994 contributed on a matching basis pursuant to the terms of the Section 401(k) plan, $3,456 contributed on a matching basis pursuant to the terms of our non-qualified deferred compensation plan and $1,748 for an executive physical.

(5)
The amount reported in this All Other Compensation column for fiscal 2013 represents $25,139 in medical premiums, $1,766 in dental premiums, $204 in vision premiums, $1,665 in disability premiums and $1,027 in life insurance premiums. This amount also includes a $2,078 imputed income from group-term life insurance, $15,720 ArmadaCare medical reimbursement benefits and premiums, $2,306 contributed on a matching basis pursuant to the terms of the Section 401(k) plan, $2,526 contributed on a matching basis pursuant to the terms of our non-qualified deferred compensation plan and $2,653 for an executive physical.

(6)
The amount reported in this All Other Compensation column for fiscal 2013 represents $25,139 in medical premiums, $1,766 in dental premiums, $204 in vision premiums, $1,665 in disability premiums and $1,027 in life insurance premiums. This amount also includes $884 imputed income from group-term life insurance, $15,720 ArmadaCare medical reimbursement benefits and premiums, $2,658 contributed on a matching basis pursuant to the terms of the Section 401(k) plan, and $2,277 contributed on a matching basis pursuant to the terms of our non-qualified deferred compensation plan.

(7)
The amount reported in this All Other Compensation column for fiscal 2013 represents $25,139 in medical premiums, $1,766 in dental premiums, $204 in vision premiums, $1,665 in disability premiums and $1,027 in life insurance premiums. This amount also includes $2,078 imputed income from group-term life insurance, $15,720 in ArmadaCare medical reimbursement benefits and premiums, $2,658 contributed on a matching basis pursuant to the terms of the Section 401(k) plan, and $2,477 contributed on a matching basis pursuant to the terms of our non-qualified deferred compensation plan. This amount also includes $95,863 in relocation expenses.

(8)
The amount reported in this All Other Compensation column for fiscal 2013 represents $25,139 in medical premiums, $1,766 in dental premiums, $204 in vision premiums, $1,665 in disability premiums and $1,027 in life insurance premiums. This amount also includes a $1,926 imputed income from group-term life insurance, $15,720 ArmadaCare medical reimbursement benefits and premiums, $360 contributed on a matching basis pursuant to the terms of the Section 401(k) plan and $2,458 for an executive physical.

Fiscal 2013 Grants of Plan-Based Awards Table

The following table sets forth information regarding the grant of plan-based awards to the Named Executive Officers in fiscal 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Kimberly J. McWaters
ACIA (1)		8,500	566,500	708,100
SMIP (2)	Sep 20, 2012				400,000	400,000	400,000			400,000
Stock Award (3)	Sep 5, 2013							83,334		800,006
Eugene S. Putnam, Jr.
ACIA (1)		5,100	333,500	416,900
SMIP (2)	Sep 20, 2012				200,000	200,000	200,000			200,000
Stock Award (3)	Sep 5, 2013							50,000		480,000
Chad A. Freed
ACIA (1)		2,900	192,000	240,000
SMIP (2)	Sep 20, 2012				50,000	50,000	50,000			50,000
Stock Award (3)	Sep 5, 2013							16,667		160,003
Kenneth J. Cranston
ACIA (1)		2,900	192,000	240,000
SMIP (2)	Sep 20, 2012				50,000	50,000	50,000			50,000
Stock Award (3)	Sep 5, 2013							16,667		160,003
Sherrell E. Smith
ACIA (1)		2,900	192,000	240,000
SMIP (2)	Sep 20, 2012				50,000	50,000	50,000			50,000
Stock Award (3)	Sep 5, 2013							16,667		160,003
______________________________

(1)
The "Annual Cash Incentive Awards (ACIA)" amounts reported represent the dollar value of the estimated possible payout upon satisfaction of the conditions subject to the non-equity incentive plan awards granted to the Named Executive Officers in fiscal 2013. The ACIA Payout was based on the greater of the annual result or the total of the weighted quarterly results. Therefore, the threshold amount is based the potential of earning the EBIT portion of the lowest-weighted quarter for the period. Please note that each quarter is weighted as follows: Q1 = 49%, Q2 = 17%, Q3 = 6%, Q4 = 28%.

(2)
The Supplemental Management Incentive Plan (SMIP) required that the budget EBIT target was reached. This plan did not achieve payout in 2013. The grant date fair value represents the amount computed in accordance with ASC Topic 718, assumes target payout and achievement of the performance objective and does not reflect that the recipient did not actually realize a financial benefit from the award.

(3)
The amounts reported in the Stock Awards column represent the aggregate grant date fair value of the restricted stock unit awards granted to the Named Executive Officers in fiscal year 2013 and do not reflect whether the recipient will actually realize a financial benefit from the award. The assumptions used in the calculations of these amounts are included in Note 12 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2013.

In fiscal 2013, each of the Named Executive Officers received his or her long-term incentive compensation in the form of a restricted stock unit award for shares of our common stock. These awards are subject to service-based restrictions which lapse at a rate of 25% of the shares of our common stock subject to the award on the first four anniversaries of the date of grant. The Named Executive Officers have no voting, dividend or other stockholder rights with respect to the shares of our common stock underlying the restricted stock unit awards until the awards vest and the shares subject to the awards are issued. Further, the Named Executive Officers may not sell or transfer the awards (or the shares of our common stock subject to the awards) until the awards vest.
The restricted stock unit awards vest upon a Named Executive Officer’s death, disability, or termination of employment without “cause” or termination of employment by the Named Executive Officer for “good reason” within one year following a change in control of the Company.
For purposes of these restricted stock unit awards:

▪
“Cause” includes, but is not limited to, the following: (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving embezzlement, conversion of property or moral turpitude; (ii) a finding by a majority of our Board of Directors of fraud, embezzlement or conversion of the Company’s property; (iii) conviction of, or plea of guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of federal, state or local government funds or the unlawful use, possession or sale of illegal substances; (iv) an administrative or judicial determination of fraud or any other violation of law involving federal, state or local government funds; and (v) a finding by a majority of our Board of Directors of a knowing breach of any of fiduciary duties to the Company or our stockholders or making of a misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company.

▪
“Good reason” means a material reduction in a Named Executive Officer’s authority, perquisites, position or responsibilities (other than such a reduction which affects all of our senior executives on a substantially equal or proportionate basis), or a requirement that the Named Executive Officer relocate greater than 50 miles from his or her current primary work location.

Fiscal 2013 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth certain information regarding all outstanding equity awards held by each of the Named Executive Officers, as of September 30, 2013. The values reported in the table have not been, and may never be, realized. The options to purchase shares of our common stock reported in the table may never be exercised and the value, if any, will depend on the market price of our common stock on the exercise date. In addition, the restricted stock and restricted stock unit awards are subject to forfeiture restrictions and the value realized, if any, will depend on the market price of our common stock on the date a Named Executive Officer eventually sells such shares once the restrictions have lapsed. Following the end of fiscal 2013, it was determined that the performance-based restricted stock unit awards were not earned and would be paid out at 0%.

		Option Awards			Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights Held That Have Not Vested ($)
Kimberly J. McWaters
	Dec 17, 2003	157,240	$20.50	Dec 17, 2013
	Feb 16, 2005	65,000	$38.46	Feb 16, 2015
	Jun 15, 2006	52,500	$23.25	Jun 15, 2016
	Feb 28, 2007	9,300	$23.63	Feb 28, 2017
	Jun 03, 2008	39,300	$12.75	Jun 03, 2015
	Sep 14, 2010				10,487	(1)	$127,207	9,225	(2)	$111,899
	Jun 7, 2011				8,726	(3)	$105,846
	Sep 20, 2011				43,732	(5)	$530,469
	Sep 20, 2012				50,634	(5)	$614,190
	Sep 20, 2012							—	(7)	$400,000
	Sep 05, 2013				83,334	(6)	$1,010,841

Eugene S. Putnam, Jr.
	Aug 11, 2008	22,914	$15.79	Aug 11, 2015
	Sep 14, 2010				4,719	(1)	$57,241	4,151	(2)	$50,352
	Mar 7, 2011				4,291	(1)	$52,050
	Jun 7, 2011				5,928	(4)	$71,907
	Sep 20, 2011				26,240	(5)	$318,291
	Sep 20, 2012				30,380	(5)	$368,509	—	(7)	$200,000
	Sep 05, 2013				50,000	(6)	$606,500

Chad A. Freed
	Mar 15, 2004	15,000	$38.79	Mar 15, 2014
	Feb 16, 2005	12,000	$38.46	Feb 16, 2015
	Jun 15, 2006	11,000	$23.25	Jun 15, 2016
	Feb 28, 2007	2,800	$23.63	Feb 28, 2017
	Jun 03, 2008	19,425	$12.75	Jun 03, 2015
	Sep 14, 2010				2,098	(1)	$25,449	1,845	(2)	$22,380
	Jun 7, 2011				4,215	(4)	$51,128
	Sep 20, 2011				8,747	(5)	$106,101
	Sep 20, 2012				10,128	(5)	$122,853	—	(7)	$50,000
	Sep 05, 2013				16,667	(6)	$202,171

Kenneth J. Cranston
	Dec 8, 2009				1,161	(1)	$14,083
	Sep 14, 2010				2,294	(1)	$27,826	1,845	(2)	$22,380
	Jun 7, 2011				2,108	(4)	$25,570
	Sep 20, 2011				8,747	(5)	$106,101
	Sep 20, 2012				10,128	(5)	$122,853	—	(7)	$50,000
	Sep 05, 2013				16,667	(6)	$202,171

Sherrell E. Smith
	Sep 11, 2012				969	(5)	$11,754
	Sep 20, 2012				10,128	(5)	$122,853	—	(7)	$50,000
	Sep 05, 2013				16,667	(6)	$202,171
______________________________

(1)	Assuming continued employment with the Company, the shares of common stock subject to these restricted stock awards will vest 25% per year on the first four anniversaries of the date of grant.

(2)
Assuming continued employment with the Company, the shares of common stock subject to the award value was scheduled to vest on November 15, 2013, subject to the satisfaction of performance criteria with a vesting range of 0% to 200%. After fiscal year end, it was determined that the performance criteria were not achieved and these shares did not vest.

(3)	Assuming continued employment with the Company, the remaining unvested shares of common stock subject to these restricted stock awards will vest on June 7, 2014.

(4)	Assuming continued employment with the Company, the remaining unvested shares of common stock subject to these restricted stock awards will vest on the third anniversary date of the grant.

(5)	Assuming continued employment with the Company, the shares of common stock subject to these restricted stock awards will vest 20% per year on the first five anniversaries of the date of grant.

(6)	Assuming continued employment with the Company, the shares of common stock subject to these restricted stock unit awards will vest 25% per year on the first four anniversaries of the date of grant.

(7)
SMIP award provided for a single payout at target following the end of the fiscal year if the EBIT target was achieved for fiscal year 2013. After fiscal year end, it was determined that the EBIT target was not met, resulting in no payout for these awards. Had there been a payout for this award, the number of shares would have been determined at that time.

Fiscal 2013 Option Exercises and Stock Vested Table
The following table sets forth certain information regarding the options to purchase shares of our common stock exercised by the Named Executive Officers and the restricted stock awards held by the Named Executive Officers that vested during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Kimberly J. McWaters	—	—	64,799	760,748
Eugene S. Putnam, Jr	—	—	33,464	397,381
Chad A. Freed	—	—	13,683	161,535
Kenneth J. Cranston	—	—	11,006	128,459
Sherrell E. Smith	—	—	2,854	34,431
______________________________

(1)	Represents the market value of the stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for the Named Executive Officers during fiscal 2013.

Fiscal 2013 Nonqualified Deferred Compensation Table

The following table sets forth the vested account balances of the Named Executive Officers under our Nonqualified Deferred Compensation Plan for the fiscal year ended September 30, 2013.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)

Kimberly J. McWaters	98,781	3,456	58,511	—	537,103
Eugene S. Putnam, Jr.	89,528	2,526	34,563	—	278,799
Chad A. Freed	32,123	2,277	17,853	—	155,438
Kenneth J. Cranston	60,862	2,477	18,432	—	171,732
Sherrell E. Smith	58,769	—	3,431	—	64,969
______________________________

(1)	Reflects the amounts deferred for each individual into the non-qualified deferred compensation plan. These amounts are included in the Salary column in the Summary Compensation Table.

(2)	Reflects the Company's contributions to the individual's deferred compensation account. These amounts are included in the All Other Compensation column in the Summary Compensation Table.

(3)
Reflects the fully vested and earned compensation as of 9/30/2013. Of the totals in this column, amounts previously reported in the Summary Compensation Table for previous years, representing prior years’ company match, are as follows: Ms. McWaters: $45,609; Mr. Putnam: $28,236; Mr. Freed: $18,480; and Mr. Cranston: $14,644.

Pursuant to our Nonqualified Deferred Compensation Plan, a participant employed for at least one year is eligible for an incentive matching contribution equal to 50% of his or her plan contributions, up to the maximum “matchable” compensation equivalent to 5% of base salary. These Company matching contributions are subject to a five-year vesting schedule. Beginning in January 2013, we suspended the Company matching contribution under the Nonqualified Deferred Compensation Plan.

The Nonqualified Deferred Compensation Plan allows for deferral of up to 75% of salary and up to 100% of annual bonus, as well as participant deferrals to offset any excess deferrals which are returned to the participant due to required discrimination testing under the 401(k) plan. Participants may elect to invest among a number of mutual fund options and participant account balances will be credited on a pre-tax basis with earnings, or losses, equivalent to the actual market performance of these investments.

Participants can elect to receive payments at separation from service and/or in the form of an in -service withdrawal. Accounts are generally valued on the last business day of the month following separation from service, death or disability, with payments made in the following month. Separation from Service accounts can be paid in: (i) a lump sum, (ii) annual installments over a period of up to 10 years, or (iii) a partial lump sum with the balance paid in annual installments, according to a participant’s election.

In-Service account elections must be made for a specific date, at least three years in the future, and can be paid in a lump sum or in annual installments over a period of up to five years, according to the participant’s election.

If a participant dies, becomes disabled while employed by the Company or separates from services within 24 months following a change in control, all of his or her accounts will be paid in a single lump sum.

Participants may also receive distributions in the event of an unforeseeable financial emergency resulting from: (i) an illness or accident involving the participant, participant’s spouse or dependents, or a beneficiary, (ii) a loss of property due to casualty, or (iii) other extraordinary and unforeseeable events that are beyond the participant’s control. Participants may request an emergency distribution from the Plan up to the amount necessary to satisfy the emergency. All requests for such distributions require the approval of the Company. No NEOs requested such distributions in fiscal year 2013.

Employment Agreements
We have entered into employment arrangements with certain of the Named Executive Officers as described below.

These agreements provide for employment for a specified term and include the Named Executive Officer’s initial base salary, a discretionary annual cash incentive award opportunity and standard employee benefit plan participation. These employment agreements were each subject to execution of our standard confidential information and covenant not to compete provision.

Employment Agreement with Ms. McWaters
On March 7, 2011, we entered into an employment agreement with Ms. McWaters that provides for the terms and conditions of her employment as our Chief Executive Officer for an initial term ending March 7, 2014, including certain compensation and benefits arrangements, and certain payments and benefits in the event of her termination of employment under certain specified circumstances, including in connection with a change in control of the Company.
On October 3, 2012, we entered into an amendment to the employment agreement with Ms. McWaters, dated March 7, 2011, which amendment was effective as of October 1, 2012. Under the terms of the amendment, Ms. McWaters agreed to a reduction of her annual base salary from $662,465 to $629,342, subject to annual increases at the discretion of our Board of Directors, and to clarify that any severance payment to be made to her as a result of her termination of employment without cause or for good reason, whether or not such termination occurs in connection with a change in control of the Company, or as a result of her death or disability, will be based on her annual compensation rate provided in her original employment agreement dated March 7, 2011.
Employment Agreement with Mr. Putnam
On March 7, 2011, we entered into an employment agreement with Mr. Putnam that provides for the terms and conditions of his employment as our President and Chief Financial Officer, including certain compensation and benefits arrangements, and certain payments and benefits in the event of his termination of employment under certain specified circumstances, including in connection with a change in control of the Company.
On October 3, 2012, we entered into an amendment to the employment agreement with Mr. Putnam, dated March 7, 2011, which amendment was effective as of October 1, 2012. Under the terms of the amendment, Mr. Putnam agreed to a reduction of his annual base salary from $450,000 to $427,500, subject to annual increases at the discretion of our Board of Directors, and to clarify that any severance payment to be made to him as a result of his termination of employment without cause or for good reason, whether or not such termination occurs in connection with a change in control of the Company, or as a result of his death or disability, will be based on his annual compensation rate provided in his original employment agreement dated March 7, 2011.

Employment Agreement with Mr. Cranston
On October 31, 2012, we entered into an amended and restated employment agreement with Mr. Cranston, effective as of October 1, 2012, which amended and restated his employment agreement dated on or about March 15, 2011. This agreement provides for an initial term ending in March 2014. Mr. Cranston is eligible to receive an annual base salary of $320,000, subject to annual increases at the discretion of our Chief Executive Officer. The agreement principally amended Mr. Cranston’s original employment agreement as follows:

▪
Mr. Cranston is eligible to earn an annual cash incentive award at the sole discretion of our Board of Directors based on the achievement of specific performance goals for each fiscal year set by our Board of Directors under the Universal Technical Institute, Inc. 2003 Incentive Compensation Plan;

▪
If Mr. Cranston’s employment is terminated without “cause” (as defined in the agreement) or if he terminates his employment for “good reason” (as defined in the agreement), either of which occurs without a change in control of the Company (as defined in the agreement), he would be eligible to receive a bonus based on 55% of his annual base salary for the fiscal year in which his employment is terminated prorated to the termination date; and

▪
If his employment is terminated without “cause” or if he terminates his employment for “good reason,” either of which occurs within 12 months of a change in control of the Company, he would be eligible to receive his maximum target bonus as set by our Board of Directors for the fiscal year in which his employment is terminated prorated to the termination date.

Potential Payments upon Termination or Change-in-Control Table
Each of the Named Executive Officers is eligible to receive certain payments and benefits in connection with his or her termination of employment under various circumstances, including following a change in control of the Company, under his or her employment agreement or other applicable agreements, and under the terms that apply to our outstanding restricted stock and restricted stock unit awards.

The estimated potential payments and benefits payable to each Named Executive Officer in the event of termination of employment as of September 30, 2013 pursuant to his or her particular post-employment compensation arrangement are described below.

The actual amounts that would be paid or distributed to the Named Executive Officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the Named Executive Officer’s base salary, then-current incentive opportunities and applicable arrangements, then-current levels of health and other welfare benefits coverage and the market price of our common stock. Although we have entered into written arrangements to provide payments and benefits to the Named Executive Officers in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with the Named Executive Officers on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each Named Executive Officer would also be able to exercise any previously-vested options to purchase shares of our common stock that he or she held. For more information about the Named Executive Officers outstanding equity awards as of September 30, 2013, see “Fiscal 2013 Outstanding Equity Awards at Fiscal Year-End Table.”

Along with the payments and benefits described in a Named Executive Officer’s individual post-employment compensation agreement and equity award agreements, he or she is also eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Ms. McWaters and Messrs. Putnam and Cranston

Each of the employment agreements with Ms. McWaters and Messrs. Putnam and Cranston provides for certain specific payments and benefits under certain circumstances, including in the event that his or her employment is terminated by us without “cause” or by him or her for “good reason” (as these terms are defined in the agreements), including in connection with a change in control of the Company. The death or disability of the Named Executive Officer also triggers certain payments and benefits. While the details of these agreements vary, generally each provides for a continuation of base salary payments for a specified period following a termination of employment. As a condition to any such payments and benefits, the Named Executive Officer must first execute a waiver and release of claims in favor of the Company.

Messrs. Freed and Smith

We have entered into change in control agreements with Messrs. Freed and Smith. These agreements provide that if the employment of either Named Executive Officer is terminated by us without “cause” or by him for “good reason” (as these terms are defined in the agreement) within one year following a change in control of the Company, subject to executing a waiver and release of claims in favor of the Company, he will receive:

▪	His base salary for a specified period following the date of termination of employment;

▪	A prorated portion of his annual cash incentive award (calculated by multiplying his target bonus percentage by his fiscal year base salary earned through the date of termination); and

▪	12 months of paid health benefits continuation and outplacement services.

We entered into these agreements with Messrs. Freed and Smith to facilitate our ability to retain the services of these Named Executive Officers in a competitive marketplace that commonly offers such protections

Mr. Smith’s Severance Agreement

In conjunction to Mr. Smith’s offer of employment in August 2012, we entered into an agreement with him in the form of an addendum to his offer letter (the “Addendum Letter”). The Addendum Letter provides Mr. Smith with his base salary for 52 weeks if his employment is terminated by us without “cause.” In addition, in this situation he will receive 12 months of subsidized health benefits continuation and Company-paid outplacement services. In the event that Mr. Smith’s employment is terminated without “cause” following a change in control of the Company, he will be eligible to receive payments and benefits only as provided under his change in control agreement with us, and not pursuant to the Addendum Letter.

The tables below show the estimated payments and benefits payable to each Named Executive Officer under various scenarios related to a termination of employment, including in connection with a change in control of the Company. The tables below assume that such termination occurred on September 30, 2013. The actual amounts that would be paid to any Named Executive Officer can only be determined at the time of an actual termination of employment and may vary from those set forth below. The estimated payments and benefits set forth below are in addition to any retirement, welfare and other benefits that are available to our employees generally.

Kimberly J. McWaters	Termination without Cause or for Good Reason	Termination Following Change in Control	Disability	Death
Severance Payments (1)	$ 1,324,930	$ 1,324,930	$ 1,324,930	$ 1,324,930
Annual Incentive Plan (2)	233,400	566,500	233,400	233,400
Benefits (4)	108,675	108,675	108,675	882,015
Stock Awards (5)	200,000	2,788,555	2,388,555	2,388,555
Total	$ 1,867,005	$ 4,788,660	$ 4,055,560	$ 4,828,900
Eugene S. Putnam, Jr.
Severance Payments (1)	$900,000	$900,000	$900,000	$900,000
Annual Incentive Plan (2)	137,400	333,500	137,400	137,400
Benefits (4)	91,077	91,077	91,077	863,865
Stock Awards (5)	100,000	1,674,498	1,474,498	1,474,498
Total	$1,228,477	$2,999,074	$2,602,974	$3,375,762
Chad A. Freed
Severance Payments (1)	—	$320,000	—	—
Annual Incentive Plan (2)	—	192,000	—	79,100
Benefits (4)	—	36,151	—	800,000
Stock Awards (5)	25,000	557,702	507,702	507,702
Total	$25,000	$1,105,853	$507,703	$1,386,803
Kenneth J. Cranston
Severance Payments (1)	$320,000	$320,000	—	—
Bonus (3)	176,000	192,000	—	79,100
Benefits (4)	60,766	60,766	—	800,000
Stock Awards (5)	25,000	548,604	498,604	498,604
Deferred Compensation Plan (6)	—	8,274	8,274	8,274
Total	$581,766	$1,129,643	$506,877	$1,385,977
Sherrell E. Smith
Severance Payments (1)	$320,000	$320,000	—	—
Annual Incentive Plan (2)		192,000	—	79,100
Benefits (4)	36,151	36,151	—	800,000
Stock Awards (5)	25,000	386,778	336,778	336,778
Total	$381,151	$934,929	$336,778	$1,215,878
______________________________

(1)
Represents 24 months of minimum base salary specified in March 2011 employment agreements for Ms. McWaters and Mr. Putnam. Represents 12 months of base salary at the highest rate during the previous 12 months for Messrs. Freed, Cranston and Smith. See page 30 for salary increases that went into effect in December 2013.

(2)
Represents actual bonus earned pro-rated through termination date for all NEOs for all applicable columns except for termination following a change in control. For terminations following a change in control, represents target bonus through termination date.

(3)	Represents 55% of fiscal year salary earned through termination date for Mr. Cranston. For Change-in Control, represents target bonus through termination date.

(4)
Represents 24 months medical, dental and vision insurance premiums for Ms. McWaters and Mr. Putnam, and 12 months of the same for Messrs. Freed, Cranston and Smith. Also includes unused vacation estimated at 4 weeks for Ms. McWaters and Messrs. Putnam and Cranston. Includes reasonable outplacement benefits, and in the event of death, life insurance benefits of $800,000. If separation is the result of disability, executives would also be eligible for disability insurance benefits under the Company employee benefit plan. For Ms. McWaters and Mr. Putnam, if separation is the result of death this amount reflects 24 months of medical, dental and vision for Ms. McWaters' and Mr. Putnam's spouse and children. Note that numbers shown are for the fiscal year 2013 company-paid portion of medical premiums which, effective October 1, 2013, were significantly reduced.

(5)
Represents all unvested restricted stock and restricted stock units, which become fully vested and exercisable upon a change in control or the executive's death or disability. For terminations during the plan year other than as a result of death, disability or in connection with a change in control, SMIP awards contemplated payout of an amount, prorated to the date of termination, of the first 50% of the target bonus payout. For change in control, also includes target amount of SMIP award, which would have been payable in cash within five days of terminations during the plan year without cause or for good reason within one year following a change in control. SMIP award was forfeited after fiscal year end.

(6)	Represents unvested portion of Company deferred compensation contribution as of September 30, 2013.

In addition to the above amounts, other than termination of employment for cause, retirement or resignation, Ms. McWaters and Mr. Putnam's children would be eligible for tuition waiver at any Company location or program. Total amounts payable upon a change-in-control of the Company for each of the Named Executive Officers may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section 4999 of the Internal Revenue Code.
COMPENSATION COMMITTEE REPORT
This report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included elsewhere in this Proxy Statement. Based on this review and the discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013 and this Proxy Statement.
The Compensation Committee:
Linda J. Srere (Chair)
David Blaszkiewicz
Conrad A. Conrad

OTHER MATTERS
The Board of Directors knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board of Directors may recommend.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information as of December 27, 2013 with respect to the beneficial ownership of shares of common stock by:

•	each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors, director nominees and NEOs; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of December 27, 2013 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of December 27, 2013 have been exercised. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Name	Number	Percent
Directors and Named Executive Officers:
Kimberly J. McWaters(1)	381,427	1.4%
Eugene S. Putnam, Jr.(2)	132,664	*
Kenneth J. Cranston(3)	30,809	*
Chad A. Freed(4)	105,200	*
Sherrell E. Smith (5)	57,066	*
David A. Blaszkiewicz(6)	13,976	*
Alan E. Cabito	9,113	*
Conrad A. Conrad	21,216	*
Roderick R. Paige	14,667	*
Roger S. Penske	9,363	*
Linda J. Srere	18,216	*
Kenneth R. Trammell(7)	11,735	*
John C. White(8)	2,624,826	10.0%
All directors and executive officers as a group (15 persons)(9)	3,483,416	13.2%
5% Holders:(10)
BlackRock, Inc.(11)	1,739,968	6.6%
Royce & Associates, LLC(12)	2,551,411	9.7%
Stadium Capital Management LLC(13)	3,606,894	13.7%
Sterling Capital Management, LLC(14)	1,476,794	5.6%
Vulcan Value Partners, LLC(15)	2,444,863	9.3%
______________________________

*	Less than 1%.
(1)
Includes 113,579 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three, four or five years); 166,100 shares of common stock subject to exercisable options. Ms. McWaters has sole voting and investment power over 380,720 shares and shared voting and investment power over 707 shares. Ms. McWaters is our Chairman of the Board and Chief Executive Officer.

(2)
Includes 71,558 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three, four or five years); 22,914 shares of common stock subject to exercisable options. Mr. Putnam is our President and Chief Financial Officer.

(3)
Includes 23,277 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three, four or five years). Mr. Cranston is our Senior Vice President of Admissions.

(4)
Includes 25,188 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three, four or five years); 60,225 shares of common stock subject to exercisable options. Mr. Freed is our General Counsel, Senior Vice President Business Development.

(5)
Includes 18,326 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three, four or five years); 5,700 shares of common stock subject to exercisable options. Mr. Smith has sole voting and investment power over 35,976 shares and shared voting and investment power over 21,090 shares. Mr. Smith is our Senior Vice President of Operations.

(6)	Includes 2,038 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three years).
(7)	Includes 1,291 shares of restricted stock which are forfeitable until vested (restrictions on shares of restricted stock lapse according to specific schedules over a period of three years).
(8)
Includes 2,464,675 shares of common stock held of record by Whites’ Family Company, LLC; 1,000 shares held of record by John C. White and Cynthia L. White 1989 Family Trust, of which John C. White is a trustee; 21,688 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four or five years); and 82,600 shares of common stock subject to exercisable options. The White Descendants Trust u/a/d September 10, 1997 is the sole member and manager of Whites’ Family Company, LLC. John C. White is the trustee of the White Descendants Trust u/a/d September 10, 1997. Mr. White has sole voting and investment power over 159,151 shares and shared voting and investment power over 2,465,675 shares.

(9)
Includes 2,824,126 shares of common stock; 320,751 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three, four or five years); and 338,539 shares of common stock subject to exercisable options.

(10)
For 5% Holders, the Company is relying on the numbers of shares as reported in the applicable Schedule 13D or Schedule 13G and calculating the percentage in this table based on the number of shares outstanding at December 27, 2013.  Accordingly, certain holders who previously filed a Schedule 13D or Schedule 13G have been excluded where their percentage ownership at the record date as so calculated falls below the 5% threshold.

(11)
Based solely on the information provided in a Schedule 13G (Amendment No. 3) filed by BlackRock, Inc. (“BlackRock”) with the SEC as of December 31, 2012. BlackRock reported sole voting and dispositive power with respect to 1,739,968 shares. The business address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(12)
Based solely on the information provided in a Schedule 13G (Amendment No. 9) filed by Royce & Associates, LLC (“Royce”) with the SEC as of December 31, 2012. Royce reported sole voting and dispositive power with respect to 2,551,411 shares. The business address for Royce is 745 Fifth Avenue, New York, New York 10151.

(13)
Based solely on the information provided in a Schedule 13G (Amendment No. 4) filed by Stadium Capital Management, LLC (“SCM”), Stadium Capital Partners, L.P. (“SCP”), Alexander M. Seaver (“Seaver”) and Bradley R. Kent (“Kent”) with the SEC as of December 31, 2012. The filing reported ownership as follows: SCM, Seaver and Kent - shared voting and dispositive power over 3,606,894 shares; and SCP - shared voting and dispositive power over 3,358,111 shares. The business address for these filers is 199 Elm Street, New Canaan, CT 06840-05321.

(14)
Based solely on the information provided in a Schedule 13G/A filed by Sterling Capital Management LLC (“Sterling”) with the SEC as of December 31, 2012. Sterling reported sole voting and dispositive power over 1,476,794 shares. Sterling’s business address is Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, NC 28211.

(15)
Based solely on the information provided in a Schedule 13G (Amendment No. 1) filed by Vulcan Value Partners, LLC (“Vulcan”) with the SEC as of February 28, 2013. Vulcan reported sole voting power with respect to 2,274,041 shares and sole dispositive power with respect to 2,444,863 shares. The business address for Vulcan is 3500 Blue Lake Drive, Suite 400, Birmingham, AL 35243.

Unless otherwise noted, the address of each person named in the table is 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than 10% stockholders to file reports of holdings and transactions in our shares with the SEC. For the fiscal year ended September 30, 2013, to our knowledge and based solely on a review of copies of reports furnished to us, or written representations, we believe that the applicable reporting requirements of Section 16(a) have been satisfied, except that one Form 4 relating to one transaction was filed late for each of Messrs. Blaszkiewicz, Cabito, Conrad, Paige, Penske and Trammell and Ms. Srere during the fiscal year ended September 30, 2013. Each of these delayed Form 4’s related to the respective director’s annual equity grant.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policy Regarding Transactions with Related Persons
Our Board of Directors adopted a written Related Party Transaction Policy (the “Policy”) pursuant to which all “Interested Transactions” with a “Related Party” are subject to review and approval by the Nominating and Corporate Governance Committee. Ongoing or long-term transactions with a Related Party in existence at the time the Policy was adopted, if any, will also be subject to ratification on at least an annual basis. For purposes of the Policy, an “Interested Transaction” is a transaction, arrangement or relationship or a series of similar transactions, arrangements or relationships (including any indebtedness or guaranty of indebtedness) in an amount equal to or exceeding $120,000 in any fiscal year in which us, including any of our subsidiaries, was, is or will be a participant and in which any “Related Party” had, has or will have a direct or indirect material interest. Any indirect interest includes an interest held by or through any entity in which any “Related Party” is employed or is a partner or principal; or in a similar position or in which such “Related Party” has a 10% or greater beneficial ownership interest. A “Related Party” includes executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and any immediate family member of any of the foregoing persons.
In considering whether to approve an Interested Transaction, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate, which may include: (i) the Related Party’s relationship with us and interest in the transaction; (ii) the material facts of the proposed Interested Transaction, including the proposed value of such transaction, or, in the case of indebtedness, the principal amount that would be involved; (iii) the benefits to us of the Interested Transaction; (iv) an assessment of whether the Interested Transaction is on terms that are comparable to the terms available with an unrelated party; (v) in the case of an existing transaction, the impracticability or cost of securing alternative arrangements and (vi) such other factors as the committee deems relevant.
The Policy provides for standing pre-approval for certain categories of transactions with a Related Party without the need for specific approval by the Nominating and Corporate Governance Committee. These categories are: (i) certain transactions with other companies where the Related Party’s only relationship is as an employee (other than as an executive officer), director or beneficial owner of less than 10% of the company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross annual revenues in its most recently completed fiscal year; (ii) charitable contributions, grants or endowments by us to charitable organizations, foundations or universities at which a Related Party’s only relationship is as an employee (other than as an officer) or a director or trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year; and (iii) certain other transactions and arrangements which under certain SEC rules are excepted from disclosure as transactions with a Related Party.

Registration Rights Agreement
We are a party to a registration rights agreement with, among others, the following stockholders: (i) JZ Equity Partners PLC and the permitted transferees of The Jordan Company, LLC (collectively, the TJC Stockholders); (ii) Charlesbank Voting Trust, Charlesbank Equity Fund V, Limited Partnership, CB Offshore Equity Fund V, L.P., CB Equity Co-investment Fund V, Limited Partnership and Coyote Training Group, LLC (collectively, the Charlesbank Stockholders), (iii) Whites’ Family Company, LLC; and (iv) Robert D. Hartman. The registration rights agreement provides for “piggyback” registration rights with respect to the restricted shares of our common stock held by each of the stockholder parties to this agreement, including Whites’ Family Company, LLC, an entity controlled by John C. White, a current director and former Chairman of the Board of Directors. Accordingly, if we propose to register any of our common stock for sale to the public, we are required to give written notice of our intention to do so to each of the stockholders who are a party to this agreement and to use our best efforts to include in the registration statement the number of restricted shares of our common stock beneficially owned and requested to be registered by such stockholders, subject to reduction of such shares under certain circumstances by an underwriter. If a reduction of shares is necessary, stockholders who request to participate in the registration will do so pro rata based on the numbers of shares held by such stockholders on a fully-diluted basis, except that we will have first priority to register shares of our common stock if we initiate the registration for our own account. Pursuant to the registration rights agreement, the “piggyback” right terminates from and after the date on which those stockholders cease to beneficially own at least 1% of our issued and outstanding shares of common stock.
Transactions with Management and Others
Since 1991, we have leased some of our properties from entities controlled by John C. White, a current director and former Chairman of our Board of Directors, or entities in which Mr. White’s family members have an interest. A portion of the property comprising the Orlando location is occupied pursuant to a lease with the John C. and Cynthia L. White 1989 Family Trust, with the lease term expiring on August 19, 2022. The annual base lease payments for the first year under this lease totaled approximately $326,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index. Another portion of the property comprising the Orlando location is occupied pursuant to a lease with Delegates LLC, an entity controlled by the White Family Trust, with the lease term expiring on July 1, 2016. The beneficiaries of the White Family Trust, which is an irrevocable grantor trust, are Mr. White’s children and the trustee of the trust is not related to Mr. White. Annual base lease payments for the first year under this lease totaled approximately $680,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index. Additionally, since April 1994, we have leased two of our Phoenix properties under one lease from City Park LLC, a successor in interest of 2844 West Deer Valley LLC and in which the John C. and Cynthia L. White 1989 Family Trust holds a 25% interest. This lease was amended effective on December 1, 2012. The amendment extended the term of the lease from February 28, 2015 to December 31, 2022 and reduced the base lease payments for the 2013 calendar year from approximately $583,000 to approximately $523,000. Additionally, the amendment specifies annual base lease payment increases of 2% beginning on March 1, 2015. The table below sets forth the total payments that the Company made in fiscal 2011, 2012 and 2013 under these leases:

	City Park LLC	John C. and Cynthia L. White 1989 Family Trust	Delegates LLC
Fiscal 2011	$651,908	$677,325	$1,098,749
Fiscal 2012	$651,721	$700,888	$1,138,614
Fiscal 2013	$484,009	$727,542	$1,177,807

We believe that the rental rates under these leases approximated fair market rental value of the properties at the time the lease agreements were negotiated.

John Murphy, the brother of our Chairman of the Board and Chief Executive Officer, Kimberly J. McWaters, works for us as our Admissions Process Director and has been employed by us for over 10 years. Mr. Murphy’s compensation in fiscal 2013 totaled approximately $213,357. He is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under our 2003 Incentive Compensation Plan.
Lori Smith, the wife of our Senior Vice President of Operations, Sherrell E. Smith, works for us as our Vice President of Business Intelligence and has been employed by us for over 20 years. Ms. Smith’s compensation in fiscal 2013, including the value of equity-based compensation awarded to her, totaled approximately $288,522. She is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under UTI’s 2003 Incentive Compensation Plan. In fiscal 2013, Ms. Smith received a grant of 9,375 restricted stock units under UTI’s Incentive Compensation Plan.
SUBMISSION OF STOCKHOLDER PROPOSALS
From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, a stockholder must timely submit nominations of directors or other proposals to us in addition to complying with certain rules and regulations promulgated by the SEC. We intend to hold our year 2015 annual meeting during February 2015. We must receive proposals for our 2015 annual meeting no later than September 11, 2014 for possible inclusion in our proxy materials, or between October 22, 2014 and November 21, 2014, for possible consideration at the meeting. Stockholders should direct any communications, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.
ANNUAL REPORT
Our 2013 annual report to stockholders has been made available to stockholders concurrently with this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.
Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this Proxy Statement, a copy of our annual report on Form 10-K for the year ended September 30, 2013 as filed with the SEC. Any exhibits listed in the annual report on Form 10-K also will be furnished upon request at the actual expense that we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.
NO INCORPORATION BY REFERENCE
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our annual report to stockholders and the Proxy Statement. Upon written or oral request, we will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing our Corporate Secretary at Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, telephone (623) 445-9500.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 19, 2013
This Proxy Statement and 2013 annual report to stockholders are available at http://www.envisionreports.com/uti.
Scottsdale, Arizona
Dated: January 6, 2014

UNIVERSAL TECHNICAL INSTITUTE

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on February 18, 2014.

Vote by Internet

- Go to **www.envisionreports.com/UTI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - David A. Blaszkiewicz	☐	☐	02 - Conrad A. Conrad	☐	☐	03 - Kimberly J. McWaters	☐	☐

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At the proxies' discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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3 2 B V

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